SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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SONICWALL, INC.
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SONICWALL, INC.

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We cordially invite you to attend the SonicWALL, Inc. 2010 Annual Meeting of Shareholders. The annual meeting will be held on Thursday, June 17, 2010 at 10:00 a.m. local time, at our offices located at 2001 Logic Drive, San Jose, California 95124. At the annual meeting we will:

1.	Elect nine directors identified in the accompanying proxy statement to serve until the 2011 Annual Meeting of Shareholders;

2.	Approve the 2010 Equity Incentive Plan;

3.	Ratify the appointment of Armanino McKenna LLP as SonicWALL’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2010; and

4.	Consider such other business as may properly come before the annual meeting.

We are not aware of any other business to come before the annual meeting.

These items are fully discussed in the following pages, which are made part of this Notice. Shareholders who owned our common stock at the close of business on Friday, April 23, 2010 are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the proxy card or Notice of Internet Availability of Proxy Materials, via the Internet, as promptly as possible. You may also request a printed set of the proxy materials which will allow you to submit your vote by mail or by telephone, if you prefer. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.

We look forward to seeing you at the annual meeting.

Sincerely,

Frederick M. Gonzalez
Vice President, General Counsel and Corporate
Secretary

San Jose, California
April 29, 2010

2010 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 17, 2010:

The proxy statement and annual report to shareholders are available at www.proxyvote.com.

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SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. The annual meeting will be held on Thursday, June 17, 2010 at 10:00 a.m. local time, at our principal executive offices located at 2001 Logic Drive, San Jose, California 95124. Our telephone number at that location is (408) 745-9600; you may call such number for directions to the annual meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Beginning on or about April 29, 2010, we will make copies of this Proxy Statement available to persons who were shareholders at the close of business on April 23, 2010, the record date for the annual meeting. In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders through a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

Notice of Internet Availability of Proxy Materials

We are sending a Notice of Internet Availability to our shareholders of record and our beneficial owners (i.e. shareholders who hold shares in “street name” through a broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record) unless a shareholder has specifically requested to receive a paper copy of this Proxy Statement together with our fiscal year 2009 Annual Report. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice of Internet Availability. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Electronic Access to Proxy Materials

The Notice of Internet Availability and the website, www.proxyvote.com, referenced therein will provide you with instructions on how to:

•           View on the Internet our proxy materials for the annual meeting; and
•           Instruct us to send our current or future proxy materials to you by mail or electronically by e-mail.

Choosing to review proxy materials on the Internet or to receive current or future proxy materials by e-mail will make the proxy distribution process more efficient, save us the cost of printing and mailing the proxy materials to you and help in conserving natural resources. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by mail or electronically by e-mail will remain in effect until you terminate it.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on April 23, 2010, are entitled to attend and vote at the annual meeting. On the record date, 54,799,500 shares of our common stock were outstanding and held of record by 78 shareholders. The closing price of our common stock on the NASDAQ Stock Market on the record date was $10.75 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:           Why am I receiving these materials?

A:           Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on June 17, 2010. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:           What is the Notice of Internet Availability?

A:           In accordance with rules and regulations adopted by the United States Securities and Exchange Commission, or SEC, unless a shareholder has specifically requested to receive a full set paper copy of the proxy materials, we are furnishing the proxy materials to beneficial owners of our shares over the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability for requesting a printed copy of such materials.

We expect to mail the Notice of Internet Availability on or about April 29, 2010, to all shareholders entitled to vote at the annual meeting. On the date of mailing of the Notice of Internet Availability, all shareholders will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q:           What proposals will be voted on at the annual meeting?

A:           There are three proposals scheduled to be voted on at the annual meeting:

-	Proposal One, which is the election of the nine nominees for director set forth in this Proxy Statement;

-	Proposal Two, which is the approval of the SonicWALL 2010 Equity Incentive Plan; and

-	Proposal Three, which is the ratification of the appointment of Armanino McKenna LLP as our independent registered public accounting firm.

Q:           What is SonicWALL’s voting recommendation?

A:           Our Board of Directors recommends that you vote your shares as follows:

-	“FOR” each of the nine nominees to our Board of Directors specified in Proposal One;

-	“FOR” Proposal Two, to approve the SonicWALL 2010 Equity Incentive Plan; and

-	“FOR” Proposal Three, to ratify the appointment of Armanino McKenna LLP as our independent registered public accounting firm.

Q:           Who can vote at the annual meeting?

A:           Our Board of Directors has set April 23, 2010 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on the record date of April 23, 2010 may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On April 23, 2010, 54,799,500 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:           Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record

If your shares are registered directly in your name with SonicWALL’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the shareholder of record. If you are a shareholder of record, the Notice of Internet Availability has been sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a “legal proxy” from your broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q:           What if I am a beneficial owner and do not give voting instructions to my broker?

A:           As a beneficial owner, in order to ensure that your shares are voted in the way you desire, you MUST provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials your receive from your broker, bank or other nominee. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or other nominee depends on the type of item being considered for vote.

Non-Discretionary Items: The election of directors and the approval of the SonicWALL 2010 Equity Incentive Plan are non-discretionary items and MAY NOT be voted on by brokers, banks or other nominees if specific voting instructions have not been provided by the beneficial owners.

Discretionary Items: The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Brokers, banks or other nominees who do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Q:           How many votes does SonicWALL need to hold the annual meeting?

A:           A majority of SonicWALL’s outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Shares are counted for the purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

-	are present and vote in person at the annual meeting; or

-	have properly submitted a proxy card or voting instruction form or voted by telephone or via the Internet.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Q:           How are votes counted?

A:           You may vote for each of the three proposals as follows:

-	either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors specified in Proposal One;

-	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, to approve the SonicWALL 2010 Equity Incentive Plan; and

-	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, to ratify the appointment of Armanino McKenna LLP as our independent registered public accounting firm.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors on Proposal One. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposals Two and Three. If you abstain from voting on Proposal Two or Proposal Three, it will have the same effect as a vote against. Shareholders should specify their choice for each matter.

Q:           Who counts the votes?

A:           Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, N.A.

Q:           What happens if I do not cast a vote?

A:           Shareholders of record — If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. However, if you submit a signed proxy card with no further instructions, your shares will be counted as a vote “FOR” each director nominee (Proposal One), “FOR” approval of the SonicWALL 2010 Equity Incentive Plan (Proposal Two) and “FOR” ratification of the appointment of Armanino McKenna LLP as our independent registered public accounting firm (Proposal Three).

Beneficial owners — Recent changes in regulation were made to take away the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Armanino McKenna LLP as our independent registered public accounting firm (Proposal Three). They will not have discretion to vote uninstructed shares on the election of directors (Proposal One) or on the approval of the SonicWALL 2010 Equity Incentive Plan (Proposal Two).

Q:           What is the voting requirement to approve each of the proposals?

A:           The requirement to approve each of the proposals is as follows:

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With respect to Proposal One (the election of our directors), the nine nominees receiving the highest number of “FOR” votes of the outstanding shares of our common stock present or represented by proxy and voting at the annual meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Votes of “WITHHOLD” have no legal effect on the election of directors due to the fact that such elections are by a plurality. In any uncontested election of directors, such as this one, where the number of nominees does not exceed the number of directors to be elected, our corporate governance principles require that if a nominee, who already serves as a director, receives a greater number of “withhold” votes than votes “for” such election, that nominee shall promptly tender his or her resignation to the Chairman of our Board of Directors following certification of the shareholder vote. The Corporate Governance and Nominations Committee will then recommend to our Board of Directors whether to accept or reject the resignation. Within ninety days of the certification of election results, our Board of Directors will publicly disclose its decision regarding whether to accept or reject the resignation.

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Proposal Two, approval of the SonicWALL 2010 Equity Incentive Plan, requires the affirmative “FOR” vote of a majority of the outstanding shares of our common stock present or represented by proxy and voting at the annual meeting.

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Proposal Three, ratification of the appointment of our independent registered public accounting firm, requires the affirmative “FOR” vote of a majority of the outstanding shares of our common stock present or represented by proxy and voting at the annual meeting.

Q:           How can I vote my shares in person at the annual meeting?

A:           Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the annual meeting.

Q:           How can I vote my shares without attending the annual meeting?

A:           Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

                 Internet — Shareholders with Internet access may vote until 11:59 p.m., Eastern Time, on June 16, 2010, by following the “Vote by Internet” instructions on the proxy card or Notice of Internet Availability.

Telephone — If you request a printed set of the proxy materials, you will be able to vote by telephone.

Mail — If you request a printed set of the proxy materials, you may indicate your vote by completing, signing and dating the proxy card or voting instruction form where indicated and by returning it in the prepaid envelope provided.

Q:           How can I change or revoke my vote?

A:           Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your shares are voted at the annual meeting.

Shareholders of record — If you are a shareholder of record, you may change your vote by (1) filing with our General Counsel and Corporate Secretary, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel and Corporate Secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel and Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: General Counsel and Corporate Secretary.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares by attending the annual meeting and voting in person.

In addition, a shareholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on June 16, 2010.

Q:           Where can I find the results of the annual meeting?

A:           The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a current report on Form 8-K, which SonicWALL is required to file with the SEC by June 23, 2010.

Q:           Who are the proxies and what do they do?

A:           The two persons named as proxies on the proxy card, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit a signed proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” each of the director nominees as set forth in this Proxy Statement in Proposal One and “FOR” Proposals Two and Three.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

A:           If you received more than one Notice of Internet Availability or set of proxy materials, your shares are either held in more than one brokerage account or registered in more than one name, or both. Please follow the voting instructions on each Notice of Internet Availability or proxy card that you receive to ensure that all of your shares are voted.

In an effort to reduce printing costs and postage fees, SonicWALL has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please send your request to Investor Relations, SonicWALL, Inc., 2001 Logic Drive, San Jose, California 95124, or call us at (408) 745-9600, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of our proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Q:           What happens if additional proposals are presented at the annual meeting?

A:           Other than the three proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you are a shareholder of record and grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:           Is my vote confidential?

A:           Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to SonicWALL’s management and to the Board of Directors.

Q:           Who will bear the cost of soliciting votes for the annual meeting?

A:           SonicWALL is paying the costs of the solicitation of proxies. SonicWALL may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of SonicWALL may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. SonicWALL may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. SonicWALL’s costs for such services, if retained, will not be significant.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder Proposals Sought To Be Included in our 2011 Proxy Materials

Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2011 proxy statement and proxy. These types of shareholder proposals or nominations must be submitted in writing to the attention of the Corporate Secretary, SonicWALL, Inc., 2001 Logic Drive, San Jose, California 95124, no later than December 30, 2010, which is 120 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials or a notice of availability of proxy materials (whichever is earlier). Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2011 proxy statement.

Shareholder Proposals Not Eligible or Intended To Be Included in our 2011 Proxy Materials

Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at our 2011 annual meeting, but do not seek to include in our 2011 proxy statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Corporate Secretary, SonicWALL, Inc., 2001 Logic Drive, San Jose, California 95124, for the 2011 annual meeting of shareholders. To be timely, any such shareholder proposals or nominations must be received by the Corporate Secretary not later than 60 days prior to our 2011 annual meeting; provided, however, that in the event less than 70 days’ notice or prior public disclosure of the date of the 2011 annual meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For example, if we provide notice of our 2011 annual meeting on April 20, 2011, for a 2011 annual meeting on June 10, 2011, any such proposal or nomination will be considered untimely if submitted to us after April 30, 2011. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the shareholder will not be permitted to present the proposal to our shareholders for a vote at the 2011 annual meeting.

The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2011 annual meeting is March 15, 2011, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials or a notice of availability of proxy materials (whichever is earlier). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2011 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2011 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2011 annual meeting, and we believe that our proxy holders at such annual meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such annual meeting without including any disclosure of the proposal in the proxy statement relating to such annual meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors

There are currently nine members of our Board of Directors (the “Board”):

John C. Shoemaker (Chair)	Clark H. Masters	Charles D. Kissner
Charles W. Berger	Matthew Medeiros	Edward F. Thompson
David W. Garrison	Cary H. Thompson	Carl A. Thomsen

The Board met six times during fiscal year 2009. The Board met in executive session, without the presence of management, on six occasions. Committees of the Board held a total of thirty two meetings.

Overall attendance, either in person or by telephone conference call, at Board meetings and meetings of each of the Committees of the Board was approximately 95%. Each director attended at least 75% of the aggregate of all meetings of the Board and Committees on which he served during the past fiscal year. There are no family relationships among executive officers or directors of our company.

It is the policy of the Board to encourage Board members to attend the annual meeting of shareholders. All of our directors were present at our 2009 annual meeting of shareholders either in person or by telephone conference call, other than Mr. Carl A. Thomsen who did not join the Board until December 2009.

Corporate Governance Principles

On February 7, 2006, the Board adopted Corporate Governance Principles, which have been subsequently amended and restated effective as of October 21, 2009. Our General Counsel reviews our company’s Corporate Governance Principles on an annual basis to assure that they continue to promote best practices. Our General Counsel then makes recommendations to the Board and to each committee thereof in connection with our company’s governance practices. The Corporate Governance Principles are available on our company’s website at www.sonicwall.com under the tab Company—Corporate Governance. The Governance Principles provide, among other things, that:

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In an uncontested election of directors, any incumbent director nominee who receives a greater number of “withhold” votes for his or her election than votes “for” such election, shall tender his or her resignation for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee shall recommend to the Board the action to be taken with respect to such offer of resignation and such decision shall be promptly disclosed.

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Both independent and management directors are eligible for appointment as the Chairman of the Board. If the Chairman of the Board is not an independent director, then one of the independent directors shall be appointed by the Board to serve as “Lead Director.”

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The Board shall have four committees: Audit, Compensation, Strategic Planning, and Corporate Governance and Nominations. Members of the Audit, Compensation and Corporate Governance and Nominations committees shall consist solely of independent directors.

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Management directors who also serve as chief executive officer or equivalent positions should not serve on more than two other boards of publicly traded companies and other directors should not serve on more than four other boards of publicly traded companies. Board service in excess of these limits may be maintained if the Board determines that doing so would not impair the director’s service on the Board.

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While serving as a director, all non-employee directors are required to hold stock in our company valued at no less than one times that director’s annual retainer and hold such shares for the duration of that director’s service on the Board.

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If the Board or any appropriate committee thereof determines that any fraud, gross negligence, or intentional misconduct by any member of our company’s senior management was a significant contributing factor to our company having to restate all or a portion of its financial statements, the Board may take, in its discretion, such action as it deems necessary to remedy the misconduct including the recoupment of unearned compensation.

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Any director who should reach the age of 75 shall submit a letter of resignation for consideration by the Board effective with the end of the director’s elected term. The Corporate Governance and Nominations Committee shall recommend to the Board the action to be taken with respect to such offer of resignation provided that in no event may such director continue service on the Board for more than two consecutive one-year terms.

•	The Corporate Governance and Nominations Committee and the Chairman of the Board review the performance of the Board on an annual basis.

•	The Board shall have an executive session for independent directors without management present at each regularly scheduled meeting of the Board.

The Board shall have responsibility over such matters as recommending a slate of directors for election by our shareholders at each annual meeting, selecting our chief executive officer, retaining counsel and expert advisors, and the consideration of questions of actual and potential conflicts of interest of Board members and corporate officers. In addition to our Corporate Governance Principles, we have adopted other policies and practices that promote good corporate governance and are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the members of the Board are independent of SonicWALL and its management;

•	We conduct periodic company-wide training on our Code of Conduct;

•	The charters of the committees of the Board clearly establish their respective roles and responsibilities;

•	The Board and all of the committees of the Board conduct annual performance self-assessments;

•
All named executive officers and members of the Board must obtain the permission of our General Counsel (and in the case of the General Counsel, permission of our Chief Financial Officer) before the sale of any shares of our company’s common stock, even during an open trading window;

•	Our Audit Committee has procedures in place for the anonymous submission of employee reports on accounting, internal controls over financial reporting and auditing matters;

•	We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and others, including our principal accounting officer; and

•	Our internal audit function maintains oversight of key areas of our financial processes and controls and reports directly to the Chair of our Audit Committee.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other corporate governance developments. As a result of these reviews, the Board may modify our then current corporate governance policies and practices from time to time, as it deems appropriate.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for our company. In making leadership structure determinations, the Board considers many factors, including the specific needs of our company and what is in the interests of our company’s shareholders. While our Bylaws and corporate governance principles do not require that our Chairman of the Board and chief executive officer positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.

Our chief executive officer is responsible for setting the strategic direction of our company and the day to day leadership and performance of our company. The Chairman of the Board provides guidance to our chief executive officer, preserves the distinction between management and oversight, maintains the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy, assures that the Board agenda is appropriately directed to the matters of greatest importance to our company, and presides over meetings of the full Board. We believe this structure provides a greater role for the independent directors in the oversight of our company and active participation of the independent directors in establishing priorities and procedures for the work of the Board.

The Board conducts an annual self evaluation in order to determine whether the Board and its committees are functioning effectively. As part of those evaluations, the Board determines whether the current leadership structure continues to be appropriate. Our Corporate Governance Principles provide the flexibility for the Board to modify or continue our current leadership structure as deemed appropriate.

Role of the Chairman of the Board

John C. Shoemaker became non-executive Chairman of the Board effective June 9, 2006. The Chair of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chair of the Board creates and maintains an effective working relationship with our chief executive officer and other members of management and with other members of the Board; provides direction to management regarding the needs, interests and opinions of the Board; and assures that the Board agenda is appropriately directed to the matters of greatest importance to our company.

The functions of the Chair are, among other things, to:

•	Preside over all meetings of the Board and shareholders, including regular executive sessions of the Board in which members of management do not participate;

•	Establish the agenda of each meeting of the Board in consultation with our chief executive officer;

•	Define the subject matter, quality, quantity and timeliness of the flow of information between management and the Board;

•	Coordinate periodic review of management’s strategic plan for our company;

•	Lead the Board review of the succession plan for our chief executive officer;

•	Coordinate the annual effectiveness review of the Board;

•	Coordinate the annual performance review of our chief executive officer;

•	Act as the principal liaison between the independent directors and our chief executive officer on sensitive issues;

•	Work with management on effective communication with shareholders;

•	Encourage active participation by each member of the Board; and

•	Perform such other duties and services as the Board may require.

Committees of our Board of Directors

The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominations, and Strategic Planning. Each of the committees operates under a written charter adopted by the Board. Charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee can be viewed on our company’s website at www.sonicwall.com under the tab Company—Corporate Governance.

Audit Committee

The members of the Audit Committee are Edward F. Thompson (Chair), Charles W. Berger, Carl A. Thomsen. and Charles D. Kissner. Mr. Carl A. Thomsen joined the Audit Committee upon his appointment to the Board on December 8, 2009. The Audit Committee met nine times during fiscal year 2009 and took action by unanimous written consent on one occasion. At each of its regular quarterly meetings, the committee met separately in executive session with the Director of Internal Audit, the Chief Financial Officer, the General Counsel and our company’s independent registered public accountants. In addition, the committee met in executive session, outside the presence of management, on four occasions. Each member of the committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards. The Board also determined that Edward F. Thompson, Charles D. Kissner, Carl A. Thomsen, and Charles W. Berger are audit committee financial experts as defined in Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Under the terms of its charter, the functions of the Audit Committee are, among other things, to:

•	Oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•	Assist the Board in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence and performance, (4) the internal audit department and (5) our internal accounting and financial controls;

•	Oversee and review our information technology, management information systems and our investment policies;

•	Prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	Appoint our independent registered public accounting firm; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee

The members of the Compensation Committee are David W. Garrison, John C. Shoemaker and Clark M. Masters (Chair). Mr. Masters assumed the chairmanship of the committee from Mr. Garrison on June 11, 2009. The Compensation Committee met fifteen times during fiscal year 2009, including seven times for the approval of stock option grants to new employees. During fiscal year 2009, the Compensation Committee met in executive session, outside the presence of management, on seven occasions. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Under the terms of its charter, the functions of the Compensation Committee are, among other things, to:

•	Review and approve the compensation and benefits for our executive officers, administer our equity compensation plans and make recommendations to the Board regarding these matters;

•
Approve proposed plans and incentive awards applicable to employees other than senior executives, including the approval of stock option awards and incentive based compensation that may be awarded to employees who are not elected officers or senior executives;

•	Oversee the compensation philosophy and practices of our company;

•	Ensure a direct relationship between pay levels, corporate performance and return to our shareholders;

•	Oversee and review significant employee benefit programs, compensation, equity plans and development programs; and

•	Produce an annual report on executive compensation for inclusion in our proxy statement.

Corporate Governance and Nominations Committee

The members of the Corporate Governance and Nominations Committee are Charles D. Kissner (Chair), David W. Garrison and Clark M. Masters. The Corporate Governance and Nominations Committee met six times during fiscal year 2009. The Corporate Governance and Nominations Committee met in executive session, outside the presence of management, on four occasions. Each member of the committee is an independent director under applicable NASDAQ listing standards.

Under the terms of its charter, the functions of the Corporate Governance and Nominations Committee are, among other things, to:

•	Develop and recommend to the Board the corporate governance principles applicable to our company;

•	Recommend to the Board compensation levels for non-employee directors;

•	Evaluate the current composition, organization and governance of the Board and its committees and make recommendations regarding the foregoing to the Board;

•	Identify prospective director nominees (including nominees recommended by shareholders) and to recommend to the Board the director nominees for the next annual meeting of shareholders;

•	Oversee the performance evaluation of the Board;

•	Assist the Board by evaluating potential successor candidates for the Board; and

•	Recommend to the Board nominees for each committee of the Board.

Strategic Planning Committee

The members of the Strategic Planning Committee are Cary H. Thompson (Chair), John C. Shoemaker, Charles W. Berger and Matthew Medeiros. The Strategic Planning Committee met two times during fiscal year 2009 and did not hold any executive sessions outside the presence of management.

The function of the Strategic Planning Committee is to review with management and recommend to the Board strategic transactions involving our company, including, without limitation, merger, acquisition and investment transactions consistent with the strategic objectives of our company.

Director Independence

The Board has determined that each of the current directors standing for election, except for Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent under the listing standards of the NASDAQ Stock Market and applicable rules of the SEC as currently in effect.

The Board has also determined that all directors serving as members of our Audit, Compensation, and Corporate Governance and Nominations Committees are independent under applicable NASDAQ listing standards and applicable rules of the SEC as currently in effect. Except for Matthew Medeiros, all members of the Strategic Planning Committee have been determined by the Board to be independent under applicable NASDAQ listing standards and applicable rules of the SEC as currently in effect. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the applicable NASDAQ listing standards.

Consideration of Shareholder Recommendations and Nominations of Board Members

It is the policy of the Corporate Governance and Nominations Committee to consider properly submitted recommendations from shareholders of candidates for election to the Board.

A shareholder who desires to recommend a candidate for election to the Board shall direct the recommendation in writing to our company’s Corporate Secretary, 2001 Logic Drive, San Jose, California 95124, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.

If, instead, a shareholder desires to nominate a person directly for election to the Board, the shareholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Shareholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to our company’s Corporate Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations and of the person or persons to be nominated, (ii) a representation that the shareholder is a holder of record of our stock who intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Exchange Act had the nominee been nominated, or intended to be nominated, by the Board and (v) if applicable, the consent of each nominee as a director of our company if so elected.

Identifying and Evaluating Nominees for our Board of Directors

The Corporate Governance and Nominations Committee seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We believe this philosophy helps to create a Board that represents a mix of backgrounds, is strong in its collective knowledge and has a diversity of skill and experience with respect to accounting and finance, management and leadership, vision and strategy, technology and engineering, business operations, business judgment, industry knowledge, and global markets. The Corporate Governance and Nominations Committee also seeks directors who share individual characteristics that we believe are essential to achieve a well-functioning deliberative body, including integrity, independence, commitment to our company and to the interests of our shareholders and the willingness to challenge and stimulate management in an environment of mutual trust. Many of our directors have been chief executive officers or have held other senior level executive positions. We believe this expertise and experience enables them to provide sound judgment concerning the range of issues facing our company, provide oversight of these areas and properly evaluate our performance. While the Board and the Corporate Governance and Nominations Committee do not have a specific diversity policy, diversity is considered in the identification and evaluation of nominees for the Board because a variety of points of view contribute to a more effective decision making process. In identifying and evaluating nominees for the Board, the Corporate Governance and Nominations Committee employs a variety of methods including the following:

•
The committee regularly reviews the current composition and size of the Board, and in the event that vacancies are anticipated, or otherwise arise, the committee will consider a number of potential candidates for director.

•
The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•
The committee evaluates the performance of the Board as a whole and evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

•
The committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the committee considers many factors, including, character, judgment, independence, expertise, diversity, business and professional experience, relevant technical skills, length of service, and other job and board commitments. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current composition and perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of the Board and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•
In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•
After such review and consideration, the committee recommends that the Board nominate the slate of director nominees, either at a meeting of the Board at which a quorum is present or by unanimous written consent of the Board.

•	The committee endeavors to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to the Board.

In 2009, the committee did not engage a professional search firm to assist in the identification or evaluation of potential nominees for the Board.

The Board’s Role in Risk Management Oversight

A fundamental part of risk management is understanding the risks our company faces, the steps management is taking to manage those risks, and understanding what level of risk is appropriate for our company. Risks are considered in virtually every business decision and are part of our company’s overall business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Appropriate risk taking is essential for our company to achieve its goals and objectives.

Our company’s management is responsible for the day-to-day assessment and management of the risks our company faces, while the Board and the Corporate Governance and Nominations Committee have the oversight responsibility for the risk management process. The Board administers its risk oversight function directly through its committees. The Audit Committee focuses on financial risk, including internal controls, risks related to our company’s financial statements, the financial reporting process, and risks associated with accounting and legal matters. The Audit Committee also oversees our company’s internal audit function and our company’s Code of Conduct. The Compensation Committee evaluates risks and rewards associated with our company’s compensation philosophy and programs, and, as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, reviews and approves compensation programs designed to create incentives that encourage a level of risk-taking behavior consistent with our company’s business strategy. The Corporate Governance and Nominations Committee, in addition to its oversight of our company’s enterprise risk management program, evaluates our company’s risks in the context of board organization, membership and structure, succession planning for directors and executive officers and corporate compliance and governance. The Strategic Planning Committee oversees competitive, technology and economic risks associated with contemplated corporate transactions.

Each year the Board and its committees receive presentations from, and engage in discussions with, senior management regarding identified or potential risks. The Board regularly reviews and prioritizes our company’s strategies and attendant risks. Oversight of risk is an ongoing process and part of our company’s strategic decision making process. Discussions of risk by the Board and management are integrated into other meetings in the context of specifically proposed actions.

The Board believes that its leadership structure supports this risk oversight function by involving all directors in risk oversight function and encouraging open communication between management and the directors.

Standards of Business Conduct: Code of Conduct and Code of Ethics for Senior Executive and Financial Officers

On February 10, 2010, the Board adopted an amended and restated Code of Conduct that applies to all directors and employees of our company, including our principal executive officer, principal financial officer and principal accounting officer. The Board has also adopted a Code of Ethics for Principal Executive and Senior Financial Officers which applies to our principal executive officer, principal financial officer and principal accounting officer and other executive officers of our company. Both the Code of Conduct and Code of Ethics can be viewed under the tab Company—Corporate Governance on our website at www.sonicwall.com. We will post any amendments to, or waivers from, our Code of Conduct and our Code of Ethics at that location on our website or by filing a Form 8-K with the SEC.

Director Compensation

Under our Corporate Governance Principles, non-employee director compensation is reviewed annually by the Board acting upon recommendations of the Corporate Governance and Nominations Committee.

As part of its review conducted in January 2008, the Corporate Governance and Nominations Committee retained an independent compensation consultant, Radford Survey and Consulting, a unit of Aon Consulting, to perform an analysis of cash and equity compensation using proxy filing information of members of our then current peer study group. Peer group data included board annual retainer, committee chair annual retainer, committee member annual retainer, committee member meeting fees, Board meeting fees, Board chair annual retainer, board member initial equity grant and board member annual equity grant. The goal was to target non-employee director compensation at approximately the 50th percentile of our company’s peer group. The Corporate Governance and Nominations Committee and the Board believe that this positioning is appropriate to retain and motivate talented Board members who provide the necessary oversight of our company’s performance in light of its operating, financial and other significant corporate plans, strategies and objectives.

On February 5, 2008, the Board, acting on recommendations from the Corporate Governance and Nominations Committee, eliminated all Board meeting fees and Board committee meeting fees and modified the annual compensation for non-employee directors as follows:

•	Annual Board retainer increased from $25,000 to $35,000;

•	Annual retainer for Chair of the Board increased from $10,000 to $20,000;

•	Annual retainer for Chair of the Audit Committee increased from $12,000 to $20,000;

•	Annual retainer for Chair of the Compensation Committee increased from $5,000 to $15,000;

•	Annual retainer for Chair of the Corporate Governance and Nominations Committee increased from $5,000 to $10,000;

•	Annual retainer for Chair of the Strategic Planning Committee increased from $3,000 to $10,000;

•	Annual committee retainer for members of the Audit Committee increased from $5,000 to $15,000;

•	Annual committee retainer for members of the Compensation Committee and Strategic Planning Committee increased from $3,000 to $7,500; and

•	Annual committee retainer for members of the Corporate Governance and Nominations Committee increased from $3,000 to $5,000.

 No changes to the Board member initial stock option grant of 25,000 shares or the Board annual stock option grant of 20,000 shares were recommended or adopted at that time.

The Board believes that these changes in non-employee director compensation represent recognition of the trend to reduce or eliminate individual meeting fees and correspondingly increase annual retainers while acknowledging the growing time commitment required of Board members, including the increase in the roles and activity of our non-employee directors outside the context of attending Board or committee meetings, the duration of Board and committee meetings, and the time required to prepare for such meetings. The recommendations and approved compensation schedules also recognize current practices regarding premiums for service on the audit and compensation committees reflecting their additional responsibilities.

Prior to the compensation changes adopted on February 5, 2008, annual retainers for membership on the Audit, Compensation and Corporate Governance and Nominations Committees were last changed on July 23, 2002; annual retainers for membership on the Board were last changed on October 24, 2003; and annual retainers for the Chair of the Board and the chair of the committees of the Board were last changed on October 24, 2006.

In order to conserve equity compensation available to employees of our company under the 2008 Equity Incentive Plan, on June 11, 2009, each non-employee director received, upon the recommendation of the Corporate Governance and Nominations Committee and approval by the Board, a grant of 7,500 restricted stock units. This grant was in lieu of the annual Board stock option grant of 20,000 shares previously adopted by the Board and represented a voluntary reduction in equity based compensation using the conversion formulas contained in the 2008 Equity Incentive Plan. The restricted stock units fully vest one year after the grant date.

On December 8, 2009, in connection with his appointment to the Board, Mr. Carl A. Thomsen received an initial stock option grant to purchase 25,000 shares of SonicWALL common stock under our 2008 Equity Incentive Plan. The per share exercise price of the stock option is equal to $7.97, the closing price of SonicWALL common stock on December 8, 2009. The shares subject to this option grant fully vest one year after the grant date and vested options may be exercised up to two years after the recipient ceases to be a non-employee director. Each of the awarded stock options has a term of seven years measured from the grant date, subject to earlier termination following the optionee’s cessation of Board service. The shares subject to each option provide for full acceleration of vesting of non-vested option shares if within the twelve month period following certain changes of control of our company, the director ceases serving as a member of the Board other than upon (i) voluntary resignation, (ii) death or disability, or (iii) removal for cause.

Non-employee directors are reimbursed for travel and other out-of-pocket expenses related to their attendance at meetings. Each non-employee director is encouraged to participate in continuing education programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a Board member. Non-employee directors are reimbursed for travel and expenses associated with such continuing education. Mr. Medeiros, our President and Chief Executive Officer, receives no additional compensation for service as a director.

Stock Ownership Guidelines

On October 21, 2008, the Board approved a modification to our Corporate Governance Principles setting forth stock ownership guidelines for non-employee directors. These guidelines call for all non-employee directors to hold stock in our company valued at no less than one times the director’s annual retainer measured at the date of acquisition of such stock. Non-employee directors on the Board on October 21, 2008 have a three year period to reach that ownership level. Non-employee directors who joined the Board subsequent to October 21, 2008 have a three year period to reach that ownership level measured from the date they commenced service on the Board. In addition, non-employee directors are required to hold such shares for the duration of that director’s service on the Board.

Director Summary Compensation Table for Fiscal Year 2009

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David W. Garrison	$62,500	$43,650	$-	$-	$54,614	$-	$160,764
Charles D. Kissner	65,000	43,650	-	-	-	-	108,650
Edward F. Thompson	70,000	43,650	-	-	-	-	113,650
John C. Shoemaker	70,000	43,650	-	-	-	-	113,650
Cary H. Thompson	52,500	43,650	-	-	-	-	96,150
Charles W. Berger	57,500	43,650	-	-	-	-	101,150
Clark H. Masters	47,500	43,650	-	-	-	-	91,150
Carl A. Thomsen	3,151	-	78,750	-	-	-	81,901

(1)
The amounts in column (b) report the amount of cash compensation earned in fiscal year 2009 for Board and committee services including annual Board retainer, committee retainer fees, Board chair fee, and committee chair fees. With respect to Mr. Garrison, the amount in column (b) includes the amount of his cash compensation contributed to our company’s Non-Qualified Deferred Compensation Plan. Mr. Masters succeeded Mr. Garrison as Chair of the Compensation Committee on June 11, 2009.

(2)
The amounts in column (c) represent the aggregate grant date fair value (excluding the effect of estimated forfeitures) of restricted stock units (“RSU”) granted to each non-employee director during 2009. On June 11, 2009 each non-employee director received a grant of 7,500 RSUs. Since the directors did not pay cash or transfer assets to receive the RSUs, the fair value per unit for this grant is $5.82, which was the closing stock price of our company’s common stock on June 11, 2009. As of December 31, 2009, each non-employee director, with the exception of Mr. Carl Thomsen, has 7,500 RSUs.

(3)
The amounts in column (d) represent the aggregate grant date fair value (excluding the effect of estimated forfeitures) of stock options granted to each non-employee director during 2009. On December 8, 2009, Mr. Carl Thomsen received a grant of 25,000 stock options upon his appointment to the Board. The grant date fair value of the stock option awards on that date equals $3.15 using the Black-Scholes option pricing model. As of December 31, 2009, each non-employee director has the following number of options outstanding: Mr. Kissner 285,600; Mr. Cary Thompson 210,600; Mr. Garrison 140,600; Mr. Edward Thompson 140,600; Mr. Shoemaker 100,600; Mr. Berger 106,000; Mr. Masters 40,600; and Mr. Carl Thomsen 25,000.

(4)
The amount in column (f) reflects earnings on directors’ fees deferred by Mr. Garrison pursuant to our company’s Non-Qualified Deferred Compensation Plan. Mr. Garrison is the only member of the Board who participates in our company’s Non-Qualified Deferred Compensation Plan.

Shareholder Communications

Any matter intended for the Board, or for any individual member or members of the Board should be directed to our company’s Corporate Secretary at SonicWALL, Inc., 2001 Logic Drive, San Jose, California 95124, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to our company’s Corporate Secretary for forwarding to the Board, or specified member or members of the Board, will be forwarded in accordance with the shareholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints regarding our company’s accounting, internal accounting controls or auditing matters can be found on our company’s website at www.sonicwall.com under the tab “Corporate Governance.”

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Upon the recommendation of the Corporate Governance and Nominations Committee, the Board has nominated each of the following nine persons for election to the Board. Unless instructed otherwise, the proxy holders will vote the proxies received by them for the nine candidates listed below. All of the nominees, with the exception of Mr. Medeiros, our President and Chief Executive Officer, are independent under the listing standards of the NASDAQ Stock Market. Each director is elected annually by our shareholders and serves on the Board until the next annual meeting of shareholders or until his or her successor has been elected and qualified. All of the director nominees are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees listed below. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the nominees listed below.

•      Charles W. Berger                                                •      David W. Garrison

•      Charles D. Kissner                                                •      Clark H. Masters

•      Matthew Medeiros                                                •      John C. Shoemaker

•      Cary H. Thompson                                                •      Edward F. Thompson

•      Carl A. Thomsen

Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within that range set by the Board. The exact number of directors is currently nine.

If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the current Board to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders. The Board recommends a vote “FOR” the election of each of the nominees listed above.

Officer and Director Information

The following table gives certain information as to each person nominated for election as a director, and our executive officers, as of March 31, 2010:

Name	Age	Position
John C. Shoemaker (2)(4)	67	Chairman of the Board
Matthew Medeiros (4)	53	President and Chief Executive Officer and Director
Marvin C. Blough	50	Vice President of Worldwide Sales
Frederick M. Gonzalez	60	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff	48	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Robert D. Selvi	53	Vice President and Chief Financial Officer
Charles W. Berger (1)(4)	56	Director
David W. Garrison (2)(3)	54	Director
Charles D. Kissner (1)(3)	62	Director
Clark H. Masters (2)(3)	60	Director
Cary H. Thompson (4)	53	Director
Edward F. Thompson (1)	71	Director
Carl A. Thomsen (1)	65	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominations Committee.
(4)	Member of the Strategic Planning Committee.

Director Nominees

We believe that directors with experience in significant leadership positions over extended periods of time provide our company with special insights. These people generally possess extraordinary leadership qualities. They demonstrate practical understanding of organizations and the strategies necessary to encourage growth. Through their service at other organizations, they also have access to important external networks and relationships that benefit our company

Charles W. Berger has been a director of our company since December 2004. Mr. Berger was appointed chairman of DVDPlay, a privately held early stage company in the business of design, manufacture and operation of DVD rental kiosks in 2001 and served as its chief executive officer from April 2006 until its acquisition in the fourth quarter of 2009 by NCR. He also serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Berger holds a Bachelors of Science degree in Business Administration from Bucknell University, where he is on the Board of Trustees, and a Masters Degree in Business Administration from Santa Clara University. Over the past five years, Mr. Berger has served as a director of Nuance Communications and he currently serves on the board of directors of Tier Technologies, Inc.

Mr. Berger brings to the Board approximately fifteen years of relevant operating and management experience having served as chief executive officer at technology driven companies Radius, Inc., AdForce, Vicinity, Inc., and Nuance Communications prior to assuming the same role at DVDPlay. In those capacities he has been involved in numerous merger and acquisition activities which experience has assisted the Board in the evaluation of various strategic alternatives. He also provides a high level of financial literacy having held senior executive and financial roles at Sun Microsystems, Apple and Rolm and qualifies as an audit committee financial expert. His experience in high technology industries has been valuable in assisting our company to address its organic and inorganic growth opportunities.

David W. Garrison has served as a director of our company since January 2003. He is currently president and chief executive officer of iBahn (formerly STSN), a provider of secure broadband applications and digital video services for hotels, and has served in such position since October 2002. Mr. Garrison holds a

Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University. Other than our company, Mr. Garrison has not held any other public company directorships during the past five years.

Mr. Garrison brings to the Board approximately fifteen years of relevant chief executive officer experience at technology driven companies, having served in that capacity at Netcom and Verestar. He also has broad international experience having served as chair of various organizations on two continents and as a board member of companies in six countries in Europe and Asia. His extensive experience in executive management has been an important resource in his role on our company’s Compensation Committee where he has overseen the design and implementation of incentive based compensation plans intended to motivate and retain our company’s valued employees, including members of its executive management team.

Charles D. Kissner has served as a director of our company since July 2000 and as Chairman of the Board from March 2003 until June 2006. He is currently chairman of the board of Aviat Networks (formerly Harris-Stratex Networks). Mr. Kissner currently serves on the Santa Clara University Leavey School of Business Advisory Board and the board of Northern California Public Broadcasting. Mr. Kissner is a director of Aviat Networks (formerly Harris-Stratex Networks), Meru Networks and Shoretel, Inc. He has not held any other public company directorships during the past five years. Mr. Kissner holds a Masters Degree in Business Administration from Santa Clara University and a Bachelor of Science Degree from California State Polytechnic University.

Mr. Kissner brings extensive knowledge of our company’s business, having served on the Board for ten years. He also brings nearly fifteen years of relevant chief executive officer experience having served in that capacity at technology driven companies Digital Microwave (a predecessor company to Stratex Networks), and Aristacom International. Mr. Kissner also brings extensive public company directorship and committee experience to the Board which has been an invaluable resource as our company regularly assesses its corporate governance, corporate compliance and risk management obligations. His experience supervising the preparation of financial statements and oversight of internal controls over financial reporting qualify him as an audit committee financial expert. Mr. Kissner has also directly supervised nearly thirty merger and acquisition activities, which experience has been vital to our company in the assessment and integration of acquisition opportunities.

Matthew Medeiros was named our President and Chief Executive Officer and appointed to the Board in March 2003. Mr. Medeiros graduated from the University of San Francisco with a bachelor’s degree in business administration in management science. Over the past five years, Mr. Medeiros has served as a member of the board of directors of BRE Properties, Inc. and has not held any other public company directorships during that period.

As the President and Chief Executive Officer of our company, Mr. Medeiros is the only officer of our company to sit on the Board. Mr. Medeiros has demonstrated his leadership abilities and commitment to our company since he was elected President and Chief Executive Officer. He brings to the Board an extensive knowledge of our business and the industry. Prior to joining our company, Mr. Medeiros was the president and chief executive officer of Philips Components where his broad international exposure and market related technology expertise was critical to the establishment of Philips as a leader in flat panel displays. Mr. Medeiros also has significant operational and materials management experience resulting from holding executive positions at Radius, NeXT Computer and Apple. The combination of these skills has brought a unique and valuable perspective to the Board that has led to the turnaround of our company’s financial performance to a period of sustained growth.

Clark H. Masters has served as a director of our company since December 2007. He is currently President and CEO of Astute Networks, Inc. and has over three decades of technology industry experience. Mr. Masters has not held any other public company directorships during the past five years.

Mr. Masters brings extensive technical leadership experience to the Board. We believe that technical excellent of our products and services is an essential element to the overall success of our company. For over a decade in various roles at Sun Microsystems, Mr. Masters had full product line responsibility over engineering, manufacturing, marketing, sales and service organizations. Mr. Masters possesses particular knowledge and experience in product design and engineering that strengthen the Board’s collective qualifications, skills and experience in these areas. This expertise has proved to be a valuable resource to our company as it meets the challenges of an aggressive product roadmap, supply chain management, and the in-sourcing of our service organization.

John C. Shoemaker has served as a director of our company since August 2004 and was appointed as Chairman of the Board in June 2006. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently a Life Trustee. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council, the CIO Advisory Council and is the Director Emeritus of the Indiana University Foundation. Mr. Shoemaker is a member of the board of directors of publicly held Altera, Inc., and Extreme Networks and has not held any other public company directorships during the past five years. Mr. Shoemaker is also a member of the board of directors of privately held Astute Networks, Inc.

Mr. Shoemaker brings over three decades of high technology experience to the Board. He held a number of senior executive positions at Sun Microsystems where he led its computer systems organization. As part of his relevant executive leadership experience, he was responsible for operations management, including manufacturing, supplier management and distribution and completed over fifteen technology related acquisitions. This knowledge of organizations, processes, strategies, risk management and the methods to drive change through growth has provided our company with insights into strategic directions that are essential to the growth of our company. Mr. Shoemaker also brings to the Board substantial public company directorship and committee experience which has been an invaluable leadership resource in his role as Chair of the Board since 2006.

Cary H. Thompson has served as a director of our company since January 2001. He is currently serving as Vice Chairman of Global Corporate and Investment Banking at Bank of America Merrill Lynch. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School. In addition to serving as a member of the Board, Mr. Thompson serves on the board of directors of Fidelity National Financial, Inc. and during the last five years has held a public company directorship at Fidelity National Information Services, Inc. and Lender Processing Services, Inc. .

A key element in our company’s overall strategic plan has been the implementation of a program of business development through inorganic growth. Mr. Thompson, as chair of our company’s Strategic Planning Committee, has been at the core of that effort. He brings to the Board over twenty-five years of experience in corporate finance and investment banking principally with Bear Stearns & Company and Bank of America Merrill Lynch. In this role he has acquired a vast international network of investment banking colleagues who have assisted our company and his high level of financial literacy, evidenced by his past membership on the Audit Committee of the Board and other public and private companies and his expertise in negotiating and consummating financial transactions, has been an important element in our financial strategy and evaluation of acquisition opportunities.

Edward F. Thompson has been a director of our company since December 2003. Prior to joining the Board, Mr. Thompson was a consultant to the Audit Committee of the Board beginning in June 2003. Mr. Thompson holds a Master of Business Administration degree in operations research from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business and is a member of the board of privately held InnoPath Software, Inc. In addition to the Board, Mr. Thompson is a member of the board of directors of Aviat Networks (formerly Harris Stratex Networks, Inc.) and ShoreTel, Inc. Mr. Thompson serves as chair of the audit committee of Aviat Networks, ShoreTel, Inc. and InnoPath Software. He was formerly on the Board of Niku, Inc. where he was also chair of the audit committee. He has not held any other public company directorships during the past five years.

Mr. Thompson brings a high level of financial literacy to the Board and substantial public company directorship and committee experience. He is currently designated as an audit committee financial expert and is the audit committee chair on all three public company boards on which he is a member. Mr. Thompson’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly traded companies makes him an invaluable asset to the Board. Mr. Thompson was a key driver in our company’s implementation of internal controls over financial reporting mandated under the Sarbanes-Oxley Act of 2002. Mr. Thompson also brings to the Board significant experience in international operations based upon his past experience as a senior advisor to Fujitsu Limited of Japan, his role as a director of several Fujitsu subsidiaries and portfolio companies and as chief financial officer of Amdahl Corporation, a multinational manufacturer of large scale computer systems.

Carl A. Thomsen has been a director of our company since December 2009. From 1995 to 2007, , Mr. Thomsen was senior vice president and chief financial officer of Stratex Networks, Inc.(previously Digital Microwave Corporation). Prior to Stratex Networks, Mr. Thomsen was senior vice president and chief financial officer at Measurex Corporation (now a part of Honeywell, Inc.). Mr. Thomsen holds a Master of Business Administration degree from the University of Michigan and a Bachelor of Science Degree in accounting from Valparaiso University and is a CPA. Mr. Thomsen is a member of the board of directors of PCTel where he is the chair of its audit committee. He has not held any other public company directorships during the past five years.

In addition to bringing a high level of financial literacy to the Board, Mr. Thomsen has been designated as an audit committee financial expert and is the audit committee chair at PCTel. He is experienced with accounting principles, financial reporting rules and regulations, evaluation of financial results and oversight of financial reporting processes. Having served as chief financial officer of two publicly traded companies who derived over 60% of their revenue from foreign sales and service, Mr. Thomsen brings unique perspectives to the Board on matters related to our international operations. He also augments the Board’s collective expertise in areas related to the evaluation of possible acquisition opportunities through the oversight of a significant number of acquisitions or mergers during his time as chief financial officer of Stratex Networks.

Other Executive Officers

Marvin C. Blough was named our Vice President of Worldwide Sales in January 2008 and was elected as an executive officer in February 2008. Mr. Blough has held various executive sales positions at our company including Vice President, Americas and Vice President for our EMEA Sales region. Prior to joining our company, Mr. Blough was vice president of OEM and strategic sales at Phobos Corporation before that company was acquired by our company in October 2000. Prior to Phobos, Mr. Blough held various sales and sales management positions at Novell, Moore Business Systems, United Technologies and Xerox Corporation. Mr. Blough holds a Bachelor of Science degree in business from Virginia Tech.

Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Networks, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in chemistry, a Master of Business Administration degree and a Juris Doctor degree (summa cum laude) from Santa Clara University. He currently serves on the Board of Visitors of the Santa Clara University School of Law and on the Board of Directors of the Silicon Valley Law Foundation. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.

Robert B. Knauff was named our Vice President, Finance, Controller and Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including corporate controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara.

Robert D. Selvi was named our Vice President and Chief Financial Officer in January 2005. Mr. Selvi has twenty-five years of experience in senior financial management roles at leading technology companies. From 1992 to 1995, Mr. Selvi held the position of chief financial officer at Claris Corporation. He was also chief financial officer at Cooper & Chyan Technology from 1995 to 1997 and Artisan Components from 1997 to 1999. Most recently, Mr. Selvi served as chief financial officer of Kontiki, a private enterprise software company, from 2001 to 2004. Mr. Selvi currently serves on the board of directors of eSilicon Corporation, a privately held semiconductor company located in Sunnyvale, California, and on the Advisory Board of Santa Clara University’s Leavey School of Business. He holds a Bachelor of Science degree in commerce and a Master of Business Administration degree, each from Santa Clara University.

Vote Required

The affirmative vote of a plurality of votes cast at the annual meeting is required for the election of directors. A properly executed proxy marked “withhold authority” with respect to one of more directors will not be voted with respect to the director or directors indicated. Under our Corporate Governance Principles, if the number of “withhold” votes exceeds the number of votes “for” a director, that director will be elected but is required to promptly submit a letter of resignation to the Chairman of the Board for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee would then recommend to the Board the action to be taken with respect to such resignation and the Board is required to act within ninety days following the certification of the shareholder vote with respect to the resignation. Abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.

PROPOSAL TWO

APPROVAL OF THE SONICWALL, INC. 2010 EQUITY INCENTIVE PLAN

We are asking our shareholders to approve our 2010 Equity Incentive Plan (the “2010 Plan”). The Board has approved the 2010 Plan, subject to approval from our shareholders at the annual meeting.

The Board believes that long-term incentive compensation programs align the interests of management, employees and the shareholders to create long-term shareholder value. The Board believes that plans such as the 2010 Plan increase our ability to achieve this objective by allowing for several different forms of long-term incentive awards, which the Board believes will help us to recruit, reward, motivate and retain talented personnel.

The Board believes strongly that the approval of the 2010 Plan is essential to our continued success. In particular, the Board believes that our employees are our most valuable assets and that the awards permitted under the 2010 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

The approval of the 2010 Plan requires the affirmative vote of a majority of the outstanding shares of common stock that are present in person or by proxy and entitled to vote on the proposal at the annual meeting.

The Board recommends that you vote FOR the adoption of the 2010 Equity Incentive Plan and the number of shares reserved for issuance under the 2010 Plan.

Our named executive officers have an interest in this proposal as they may receive awards under the 2010 Plan.

The 2008 Equity Incentive Plan and the 2008 Inducement Equity Incentive Plan will be terminated if and as of the date the 2010 Plan is approved by our shareholders, meaning that while all options and other awards then outstanding under the 2008 Equity Incentive Plan and the 2008 Inducement Equity Incentive Plan will remain in effect, no additional option grants or other awards may be issued under either the 2008 Equity Incentive Plan or the 2008 Inducement Equity Incentive Plan. As of April 23, 2010, 571,286 shares remained available for grant under the 2008 Equity Incentive Plan and 917,792 shares remained available for grant under the 2008 Inducement Equity Incentive Plan. If this proposal is not approved by our shareholders, neither the 2008 Equity Incentive Plan nor the 2008 Equity Incentive Plan will terminate and both plans will remain in full force and effect.

Description of the 2010 Equity Incentive Plan

The following is a summary of the principal features of the 2010 Plan and its operation. The summary is qualified in its entirety by reference to the 2010 Plan itself set forth in Appendix A.

General

The 2010 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares. Those who will be eligible for awards under the 2010 Plan include employees, directors and consultants who provide services to our company and its affiliates. As of December 31, 2009, approximately 826 employees, directors and consultants were eligible to participate in our company’s 2008 Equity Incentive Plan.

Number of Shares of Common Stock Available Under the 2010 Plan

The Board has reserved a total of 2,500,000 shares of our common stock for issuance under the 2010 Plan, plus up to an aggregate of five million shares subject to stock options or similar awards granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to full-value awards granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan that are forfeited to us or that we repurchase due to their failing to vest. The shares may be authorized, but unissued, or reacquired common stock. As of April 23, 2010 571,286 shares remain available for issuance under our 2008 Equity Incentive Plan.

     Fungible Share Provision; Share Counting Provisions

Each share subject to a full-value award (i.e., a restricted stock, restricted stock unit or performance share award) issued under the 2010 Plan will result in a debit of two shares from the 2010 Plan share reserve. Conversely, if shares covered by a full-value award are forfeited or repurchased by our company due to their failing to vest, each share forfeited or repurchased will result in a credit of two shares to the 2010 Plan share reserve, including full-value awards that were originally granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan, up to the five million share limit for rollovers under those plans. If a stock option or stock appreciation right expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject thereto will become available for future grant under the 2010 Plan on a one share for one share basis. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the exercised stock appreciation right will cease to be available for issuance under the 2010 Plan. Shares used to pay the withholding tax related to an award or to pay for the exercise price of an option or stock appreciation right will not become available for future grant or sale under the 2010 Plan. To the extent an award under the 2010 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2010 Plan.

      Additional Outstanding Equity Award Information – Overhang.

As of April 23, 2010, there are an aggregate of 19,676,242 stock options outstanding under all of SonicWALL’s equity compensation plans with a weighted average exercise price of $5.61 and a weighted average remaining life of 3.98 years. As of April 23, 2010, there are 52,500 unvested restricted stock units outstanding under SonicWALL’s 2008 Equity Incentive Plan and no restricted stock units outstanding under SonicWALL’s 2008 Inducement Equity Incentive Plan.

On April 23, 2010, our closing stock price was $10.75 per share. Accordingly, all outstanding stock options with a per share exercise price lower than $10.75 per share would be considered “in-the-money” on that date. The following table sets forth additional information regarding stock options outstanding as of April 23, 2010:

	Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Substantially in-the-money options outstanding in excess of six years:	2,519,079	$3.37	2.88
Other options outstanding in excess of six years:	2,176,862	$9.59	2.67
All options outstanding less than six years:	10,466,609	$7.74	6.23

“Substantially in-the-money options outstanding in excess of six years” is defined by our company as options with an exercise price of less than $4.00. Additional information regarding outstanding options that were in-the-money on April 23, 2010 is as follows:

Grant Date	Remaining Contractual Life	Exercise Price	Vested Options
10/18/2002	2.55	$2.87	138,500
12/13/2002	2.71	$3.56	40,000
01/06/2003	2.77	$3.99	25,000
01/28/2003	2.83	$3.95	25,800
03/17/2003	2.96	$3.38	2,109,460
04/25/2003	3.07	$3.48	180,319
Total in-the-money options outstanding in excess of six years:			2,519,079

           Stock option grants to new employees vest over a four year period with 25% of the shares vesting on the one year anniversary of the grant date and 1/48th of the remaining shares vesting monthly thereafter. Stock option grants to existing employees also vest over a four year period at a rate of 1/48th of the shares vesting each month on the monthly anniversary of the grant date.

           As of April 23, 2010, our named executive officers held the following stock option grants:

Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date
Matthew Medeiros	2,109,460	-	$3.38	03/16/2013
	211,466	-	$5.19	05/01/2015
	287,500	12,500	$8.56	06/04/2016
	237,500	62,500	$8.78	02/08/2017
	158,719	255,331	$7.86	05/13/2018
Robert D. Selvi	375,000	-	$6.22	01/20/2015
	200,000	-	$7.53	11/28/2015
	208,332	41,668	$8.81	12/05/2016
	133,952	215,488	$7.86	05/13/2018
	20,833	179,167	$8.33	10/26/2016
Marvin C. Blough	30,762	-	$10.57	11/13/2010
	30,000	-	$6.45	05/05/2012
	42,304	-	$4.93	08/01/2013
	93,797	-	$7.73	10/23/2013
	75,000	-	$5.50	10/10/2014
	30,000	-	$5.75	07/31/2015
	150,000	-	$7.53	11/28/2015
	20,186	5,314	$8.78	02/08/2017
	108,333	91,667	$8.03	02/10/2018
	52,133	83,867	$7.86	05/13/2018
	5,208	44,792	$8.33	10/26/2016
Robert B. Knauff	100,000	-	$7.04	11/17/2013
	75,000	-	$5.50	10/10/2014
	40,000	-	$7.53	11/28/2015
	39,583	10,417	$8.78	02/08/2017
	23,697	20,053	$8.03	02/10/2018
	12,209	19,641	$7.86	05/13/2018
	2,083	17,917	$8.33	10/26/2016
Frederick M. Gonzalez	70,000	-	$8.52	01/26/2014
	25,000	-	$5.50	10/10/2014
	40,000	-	$7.53	11/28/2015
	39,583	10,417	$8.78	02/08/2017
	16,588	14,037	$8.03	02/10/2018
	10,465	16,835	$7.86	05/13/2018
	2,083	17,917	$8.33	10/26/2016

     Changes in Capitalization

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our common stock, the plan administrator will adjust the number and class of shares that may be delivered under the 2010 Plan, the number, class, and price of shares covered by each outstanding award, and the numerical per-person limits on awards.

2010 Plan Administration

The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board, will administer the 2010 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act and as “outside directors” under Section 162(m) of the Code so that we can receive a federal tax deduction for certain compensation paid under the 2010 Plan. Subject to the terms of the 2010 Plan, the plan administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, and to interpret the provisions of the 2010 Plan and outstanding awards.

Options

The plan administrator is able to grant nonstatutory stock options and incentive stock options under the 2010 Plan.

The plan administrator determines the exercise price of options granted under the 2010 Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of an option may not be reduced without the consent of our shareholders, and includes any repricing of an option as well as an option exchange program whereby the participant agrees to cancel an existing option in exchange for an option, stock appreciation right, cash or another award.

The term of an option may not exceed seven years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with SonicWALL, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

The plan administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock, as specified in the award agreement. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the 2010 Plan. The plan administrator, subject to the terms of the 2010 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2010 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed seven years. The exercise price of a stock appreciation right may not be reduced without the consent of our shareholders, and includes any repricing of a stock appreciation right as well as a stock appreciation right exchange program whereby the participant agrees to cancel an existing option in exchange for an option, stock appreciation right, cash or another award.

After termination of service with SonicWALL, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the plan administrator in its sole discretion. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. The award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with SonicWALL for any reason (including death or disability).

Restricted Stock Units

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the plan administrator establishes is satisfied. For example, the plan administrator may set restrictions based on continued service. Once the participant has satisfied the applicable vesting criteria, he or she will be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the plan administrator may reduce or waive any vesting criteria required to receive a payout. The plan administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof, as specified in the award agreement. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us.

Performance Shares

The plan administrator will be able to grant performance shares, which are awards that will result in a payment of shares to a participant only if he or she meets the performance goals or other vesting criteria the plan administrator may establish or if the awards otherwise vest. The plan administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number of performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance shares, the plan administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance shares. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

     Annual Award Limits

The plan administrator determines the number and type of awards granted to any participant, subject to the following limits. During any fiscal year, no participant will receive (i) more than two million shares of restricted stock, restricted stock units and performance shares, and (ii) stock appreciation rights and stock options covering more than five million shares.

Performance Goals

Awards of restricted stock, restricted stock units and performance shares under the 2010 Plan may be made subject to the attainment of one or more of the following objective performance criteria, applied to either our company as a whole or, except with respect to shareholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude or include any items otherwise includable or excludable under GAAP or under IASB Principles including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock price, (j) growth in shareholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, (x) total shareholder return, or (y) objective employee metrics. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The performance goals may differ from participant to participant and from award to award.

Transferability of Awards

Awards granted under the 2010 Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant. Further, in no event may an award be transferred to a third party for value.

Change of Control

In the event of a change of control of SonicWALL, each outstanding award will be treated as the plan administrator determines, including, without limitation, whether each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The plan administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units and performance shares, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the plan administrator in its sole discretion (but not longer than the original full term), and the option or stock appreciation right will terminate on the expiration of such period.

Amendment and Termination of the 2010 Plan

The plan administrator will have the authority to amend, alter, suspend or terminate the 2010 Plan, except that shareholder approval will be required for any amendment to the 2010 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2010 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the plan administrator in writing and signed by the participant and our company. The 2010 Plan will terminate in 2020, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants and Directors

Subject to the annual numerical limits, the number of awards that an employee, director or consultant may receive under the 2010 Plan is in the discretion of the plan administrator and therefore cannot be determined in advance. The following table sets forth information regarding stock option grants made under the 2008 Equity Incentive Plan during fiscal year 2009. We did not grant any other types of awards under the 2008 Equity Incentive Plan during fiscal year 2009.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
All executive officers, as a group	290,000	$8.33
All directors who are not executive officers, as a group	25,000	$7.97
All employees who are not executive officers, as a group	1,050,500	$8.05

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and SonicWALL of awards granted under the 2010 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options

No taxable income is reportable when we grant a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is generally the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when we grant a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received or the fair market value of any shares received. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units and Performance Shares

A participant generally will not have taxable income at the time we grant an award of restricted stock, restricted stock units or performance shares. Instead, he or she will generally recognize ordinary income upon vesting and settlement of the award. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date we grant the award.

Tax Effect for the Company

We generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to certain other executives. Under Section 162(m) of the Code, the annual compensation we pay to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the 2010 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2010 Plan has been designed to permit the plan administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A may require that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2010 Plan with a deferral feature will be subject to the requirements of Section 409A

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting, and in some instances withholding, requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION ON PARTICIPANTS AND SONICWALL WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2010 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN.

PROPOSAL THREE

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board has appointed Armanino McKenna LLP as our independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the appointment of auditors for ratification by our shareholders at the 2010 annual meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Armanino McKenna LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services. The Audit Committee expressed its satisfaction with Armanino McKenna LLP in all of these respects. In connection with the audit of our 2010 financial statements, we entered into an engagement agreement with Armanino McKenna LLP, dated April 1, 2010, which sets forth the terms by which Armanino McKenna LLP will perform audit services for our company. That agreement is subject to alternative dispute resolution procedures.

 Representatives of Armanino McKenna LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so. It is expected that those representatives will be available to respond to appropriate questions.

Appointment of our company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the shareholders of our company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of the Board to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. However, the Board is submitting the appointment of Armanino McKenna LLP to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Armanino McKenna LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Audit and Non-Audit Fees

The following table sets forth fees for services from Armanino McKenna LLP provided during fiscal years 2009 and 2008:

	2009	2008
Audit fees (1)	$636,264	$1,122,450
Audit-related fees	─	─
Tax fees	─	─
All other fees	─	─
Total	$636,264	$1,122,450	(2)

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Includes audit fees for calendar year 2008 in the amount of $285,000 invoiced and paid subsequent to the filing of the proxy statement for our 2009 annual meeting of shareholders.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the independent registered public accountants. During fiscal year 2009, all of the services provided by Armanino McKenna LLP were audit services and were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of Armanino McKenna LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Armanino McKenna LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ARMANINO MCKENNA LLP, AS INDEPENDENT AUDITORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2010, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 2001 Logic Drive, San Jose, California 95124.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Shares of Common Stock Outstanding
5% Shareholders:
BlackRock, Inc. (2)	7,590,764	13.9%
Ameriprise Financial, Inc. (3)	4,643,213	8.5%
Dimensional Fund Advisors LP (4)	4,015,362	7.3%
Invesco Ltd. (5)	3,699,044	6.8%
Barclays Global Investors, NA (6)	3,015,015	5.5%

Directors and Executive Officers:
Matthew Medeiros (7)	3,195,919	5.5%
Robert D. Selvi (8)	957,482	1.7%
Marvin C. Blough (9)	646,770	1.2%
Robert B. Knauff (10)	295,887	*
Charles D. Kissner (11)	285,600	*
Cary H. Thompson (12)	210,600	*
Frederick M. Gonzalez (13)	206,686	*
John C. Shoemaker (14)	150,600	*
David W. Garrison (15)	143,100	*
Edward F. Thompson (16)	140,600	*
Charles W. Berger (17)	100,600	*
Clark H. Masters (18)	40,600	*
Carl A. Thomsen	-	*
All directors and current executive officers as a group (13 persons) (19)	6,374,444	10.5%

* Represents less than 1%.
(1)
Percentage of beneficial ownership is based on 54,790,852 shares of our common stock outstanding as of March 31, 2010, together with option shares that may be exercised within sixty days of March 31, 2010 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)
The number of shares beneficially owned is as reported in a Schedule 13G/A filed by BlackRock, Inc. (“Blackrock”) with the SEC on January 8, 2010. As set forth in such Schedule 13G/A, BlackRock is a parent holding company for the following subsidiary entities and has sole voting and dispositive power as to 7,590,764 shares held by such entities: BlackRock Advisors LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management LLC, BlackRock International Ltd. and State Street Research & Management Co. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
The number of shares beneficially owned is as reported in a Schedule 13G filed by Ameriprise Financial, Inc. (“Ameriprise”) with the SEC on February 12, 2010. As set forth in such Schedule 13G, Ameriprise is the parent holding company of RiverSource Investments, LLC (“RVS”). Ameriprise and RVS share dispositive power as to 4,646,213 shares and each disclaims beneficial ownership with respect to all of the shares over which they share dispositive power. The address of Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)
The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 8, 2010. As set forth in such Schedule 13G/A, DFA serves as an investment advisor or investment manager to various companies, trusts and accounts which own the securities. Though it holds sole voting power as to 3,893,119 shares and sole dispositive power as to 4,015,362 shares, DFA disclaims beneficial ownership of all of such shares. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)
The number of shares beneficially owned is as reported in a Schedule 13G filed by Invesco Ltd. (“Invesco”) on February 12, 2010. As set forth in such Schedule 13G, Invesco has sole voting and dispositive power as to shares held by investment advisor subsidiaries of Invesco, as follows: Invesco Aim Advisors, Inc. – 3,301,482 shares; Invesco PowerShares Capital Management – 147,152 shares; Invesco Asset Management Limited – 5,900 shares; and Invesco Asset Management Ireland Limited – 150 shares. With respect to shares held by additional investment advisor subsidiaries of Invesco, Invesco has sole voting power as to 121,800 shares held by Invesco Institutional (N.A.), Inc. (“III”), sole dispositive power as to 234,000 shares held by III, sole voting power as to 150 shares held by Invesco National Trust Company (“INTC”) and sole dispositive power as to 9,010 shares held by INTC. The address of Invesco is 1555 Peachtree Street NE; Atlanta, GA 30309.

(6)
The number of shares beneficially owned is as reported in a Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) on February 5, 2009. As set forth in such Schedule 13G, Barclays has sole voting power as to 1,364,611 shares and sole dispositive power as to 1,599,738 shares, and Barclays Global Fund Advisors has sole voting and dispositive power as to 1,415,277 shares. The address of Barclays is 400 Howard Street, San Francisco, CA 94105.

(7)	Includes 3,024,045 Vested Options.
(8)	Represents 957,482 Vested Options.
(9)	Represents 646,770 Vested Options.
(10)	Represents 295,887 Vested Options.
(11)	Represents 285,600 Vested Options.
(12)	Represents 210,600 Vested Options.
(13)	Represents 206,686 Vested Options.
(14)	Includes 100,600 Vested Options.
(15)	Includes 140,600 Vested Options.
(16)	Represents 140,600 Vested Options.
(17)	Represents 100,600 Vested Options.
(18)	Represents 40,600 Vested Options.
(19)	Includes an aggregate of 6,150,070 Vested Options.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Program Objectives and Policies

Overall Program Objectives

The Compensation Committee of the Board (the “Committee”) believes that the best way to serve our shareholders is to create a competitive compensation program having the following principal objectives:

•	Provide competitive compensation packages that enable us to attract, reward and retain highly qualified executives;
•	Base a significant portion of compensation on performance to motivate these individuals to achieve both short and long-term corporate goals designed to enhance shareholder value; and
•	Support our company’s business strategy and business plan.

Our philosophy in setting the compensation policies for named executive officers and other key employees is to maximize shareholder value over time and to link pay to performance. To implement this philosophy, the Committee reviews the performance of the named executive officers (“NEOs”), as well as other members of senior management, on a periodic basis throughout the fiscal year. That review measures performance using financial and non-financial metrics. The Committee also applies its discretionary judgment so that NEOs and other members of senior management are rewarded on the Committee’s view of their performance and leadership. The Committee believes that executive compensation should be directly linked to continuous improvement in corporate performance and increases in shareholder value and has developed the following guidelines to develop executive compensation programs and set compensation levels for executives:

•
Provide a total compensation package that is flexible, enables our company to attract and retain key executive talent, minimize unwanted turnover and motivate outstanding performance, taking into consideration the compensation practices of a group of specifically identified peer companies;

•	Align all pay programs with our annual and long-range operating plans, business strategies and objectives;
•	Provide variable compensation opportunities that are linked to our performance and that align the financial interests of executives with those of shareholders;
•	Consider the importance of the executives to our company and the relative levels of compensation for other executives at our company; and
•	Design compensation programs that do not encourage excessive risk taking that could jeopardize our company.

These policies guide the Committee in assessing the appropriate allocation between base salary, cash incentive compensation and equity compensation.

Role and Authority of the Compensation Committee

The Committee oversees the executive compensation programs of our company and is comprised entirely of independent directors as determined under applicable NASDAQ and SEC rules.

In 2009, the members of the Committee were David W. Garrison, John C. Shoemaker and Clark M. Masters. On June 11, 2009, Mr. Masters succeeded Mr. Garrison as chair of the Committee.

The Committee operates under a written charter adopted by the Board. A copy of the charter is available on our company’s website at www.sonicwall.com under the tab Company—Corporate Governance. Under the terms of the charter, the fundamental responsibilities of the Committee include the review and approval of:

•
Our company’s overall compensation and benefits philosophy and strategy, the strategy for recruiting, retaining and developing top talent, and the alignment of plans and programs with such philosophy and strategy;

•	Our company’s incentive plans, for both executive and non-executive employees, and aligning them with our company’s compensation strategy and objectives;
•	The terms and conditions of our company’s stock plans;
•	The granting of stock options and other discretionary awards under our company’s equity incentive plans to eligible employees;
•
The compensation payable to our chief executive officer, and other senior members of management as the Committee deems appropriate, including base salary, the implementation and administration of incentive compensation programs, and any awards from our company’s stock plans; and

•	The terms and conditions of employment agreements, severance agreements, change of control agreements and other contractual agreements with certain senior members of management.

The responsibilities of the Committee have not been delegated to any person or sub-committee for any purpose including the granting of stock options or other equity awards.

Risk Considerations

The Committee reviews the risks and rewards associated with our company’s compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the programs. In addition, our company has adopted various policies and other internal controls designed to mitigate risks inherent in equity compensation programs. We believe that our programs strike a balance of encouraging and rewarding prudent business judgment and not encouraging excessive risk taking.

In considering the adoption of our company’s cash and equity incentive compensation programs, the Committee takes into account the following features that reduce the likelihood of excessive risk taking:

•	Maximum payout levels under our cash incentive compensation programs were capped at 100% of base salary for our chief executive officer and at 50% of base salary for all other NEOs;

•	All non-commissioned employees are eligible to participate in the same incentive compensation plan and all payments are made from a bonus pool approved by the Committee;

•	The Committee has discretion to reduce or eliminate incentive program payouts;

•
Our Corporate Governance Principles include a “clawback” policy allowing the Board or the Committee to recapture cash and incentive compensation awards in certain circumstances, including the restatement of financial results (see discussion of Compensation Recovery below);

•
Stock options become exercisable over a four year period and remain exercisable for up to ten years (seven years for options granted under the 2008 Equity Incentive Plan) from the date of grant, encouraging grant recipients to focus on behaviors and initiatives intended to lead to long-term appreciation in equity values;

•
All vice presidential and above level employees, including all NEOs, and all members of the Board, must obtain the permission from our company’s General Counsel before the sale of any shares, even during open trading windows;

•	Adherence to our company’s Code of Conduct and ethical behaviors are integral factors considered in performance assessments;

•
Board and management processes are in place to oversee risk associated with the incentive compensation plans, including, but not limited to, business performance reviews with the Board and our Audit Committee; and

•	We do not rely solely on financial results in determining performance ratings or individual pay decisions for our NEOs.

The Committee considers risks involved with all compensation programs. The Committee reviews compensation programs, incentives they create and factors in our company’s policies, programs and procedures that are designed to reduce the likelihood of excessive risk taking. Based upon that review, we believe our compensation programs serve to motivate our employees to accomplish our company objectives while avoiding excessive risk taking.

Compensation Recovery

The Board has adopted a policy, contained in our Corporate Governance Principles, concerning the recoupment of unearned compensation. Under that policy, if the Board or an appropriate committee of the Board determines that any fraud, gross negligence or intentional misconduct by any member of our company’s senior management was a significant contributing factor to our company having to restate all or a portion of its financial statements, the Board may, in its discretion, take such action as deemed necessary to remedy the misconduct including, by way of example, seeking the reimbursement of any bonus or other incentive compensation paid to such person, the cancellation of restricted or deferred stock awards and outstanding stock options, and seeking reimbursement of any gains realized on the exercise of stock options attributable to such awards. These remedies are in addition to any other actions that may be taken by the Board or our company or as otherwise provided by applicable law.

Release of Material Non-Public Information

Our company does not release material non-public information for the purpose of affecting the value of executive compensation and we do not adjust the timing of equity awards in an attempt to take advantage of material non-public information recently released or about to be released. The policy of the Committee is intended to minimize to the greatest extent possible any connection between the timing of the release of material non-public information and the value of executive compensation. We recognize, however, that we may be legally required to disclose material information about our company or our securities at a time when the disclosure could affect the value of equity awards that have just been granted or are about to be granted.

Policy Regarding the Granting of Stock Options

In August 2006, the Committee adopted a formalized policy regarding the granting of stock options to all employees. This policy applies to grants made under the 2008 Equity Incentive Plan (the “2008 Plan”) and our 2008 Inducement Equity Incentive Plan (the “2008 Inducement Plan”). Under the terms of the policy, stock option grants to employees of our company are made in accordance with the following:

•
All stock option grants are authorized by the Committee at a regular or special meeting of the Committee; the granting of stock options by written consent in lieu of a meeting is not authorized under the policy;

•	Grants of stock options to NEOs may not be made at times when trading in our company’s stock is prohibited pursuant to our company’s Insider Trading Compliance Policy;
•
Grants of stock options to employees shall be within established grant guidelines for the particular job grade as determined by our company with the approval of the Committee and the Committee must approve all deviations from such established grant guidelines; and

•
The exercise price of each option granted pursuant to the policy shall be equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the date of the meeting of the Committee authorizing such option grant, as such price is reported by Yahoo! Finance at http://finance.yahoo.com.

In June 2008, the Committee adopted revised grant guidelines for all job grades within our company in connection with the substantial reduction in equity compensation available under the 2008 Plan. In August 2009, the Committee ceased to meet monthly for the purpose of authorizing new hire grants and instead decided to make such grants as well as promotion and performance-related grants to existing employees at regularly scheduled meetings.

The period during which trading is prohibited pursuant to our company’s Insider Trading Compliance Policy begins on the fifteenth day of the third month of each fiscal quarter and ends at the opening of the market on the third business day after we publicly release earnings results for that quarter. The goal of the policy relating to stock option grants to NEOs is to minimize the chance that such grants are made on a date when such NEOs may be aware of material non-public information about our company or our securities. Under the policy, all vice presidential and above level employees, including our chief executive officer, all of our other NEOs, and all of the members of the Board, must obtain the prior approval of our General Counsel to sell shares of our stock, even during open trading windows.

Accounting and Tax Effects

The Committee also considers the impact of federal tax laws on our compensation program including the deductibility of compensation paid to our NEOs. The Committee generally seeks to maximize the deductibility for tax purposes of all elements of compensation. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m) of the Code which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1,000,000 paid to retain executives in any fiscal year, and may revise compensation plans to maximize deductibility, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The Committee may approve elements of compensation that are not fully deductible, and reserves the right to do so when the Committee deems such plans to be in the best interest of our company.

The Committee also considers the impact of Section 409A of the Code and our executive plans and programs are intended to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may result from non-compliance.

Policy Regarding Internal Equity

The Committee believes that internal equity is an important factor in establishing compensation for NEOs and other members of senior management of our company. Although we have not established a formal policy regarding the ratio of total compensation of our chief executive officer to that of the other NEOs, or other members of senior management of our company, the Committee reviews on a periodic basis the relative levels of compensation granted to different levels of senior management. In this review, the Committee considers the importance of the position, the performance of the individual, the compensation levels for the same or similar positions and relative compensation to other members of senior management.

Role of Compensation Consultant

The Committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities and our company is obligated to pay such advisors. In April 2009, the Committee engaged Hewitt Associates (“Hewitt”) as its own independent compensation consultant. Hewitt provides analyses to assist the Committee in making informed decisions, but does not decide upon or approve any compensation actions. During 2009, Hewitt advised the Committee, and the Corporate Governance and Nominations Committee, on the development of criteria used to identify peer companies for executive and director compensation. As part of its February 2010 report to the Committee, Hewitt also evaluated market data and competitive position benchmarking in the context of an executive compensation assessment presented to the Committee and management. Pursuant to its engagement letter with the Committee, Hewitt does not perform other services for our company and will not do so without the prior consent of the chair of the Committee. From time to time, Hewitt is invited to attend meetings of the Committee and to participate in executive sessions without the presence of management. Hewitt also communicates directly with the Committee or its members outside of meetings.

During 2009, management of our company engaged Compensia, Inc. (“Compensia”) to review and advise the Committee and management regarding the design and evaluation of various equity based compensation programs. The Committee does not consider Compensia to be independent since they provide other services to our company.

Role of the Chief Executive Officer and Management in Compensation Decisions

The Committee may invite members of our company’s management team to attend its meetings and did so for all of the Committee’s regular meetings and some of its special meetings during fiscal year 2009. Mr. Medeiros, our chief executive officer, attends most of the meetings of the Committee. The Committee also regularly holds executive sessions not attended by any members of management. The Committee discusses Mr. Medeiros’s compensation package with him. The Committee then makes decisions, or recommendations to the Board, with respect to Mr. Medeiros’s compensation, outside of his presence.

Mr. Medeiros plays an important role in the compensation setting process in assessing the performance of his entire senior management team (other than himself) and participating in the recommendation process. The most significant aspects of his role are: evaluating NEO and other senior management performance (other than himself), establishing specific operational goals within the areas under the control of each member of senior management and recommending salary levels, annual incentive compensation payouts and option awards.

At the request of the Committee, Mr. Medeiros provides the Committee, at each of its regular meetings, with an update of the performance of senior management against a defined set of operational objectives established at the beginning of the fiscal year. These performance parameters are linked to an established set of corporate priorities that form the foundation of our company’s annual operating plan. As part of its executive sessions, the Committee considers the recommendations of Mr. Medeiros. The Committee believes that Mr. Medeiros provides valuable perspective in making these performance assessments because of his direct knowledge of each member of senior management, including the NEOs, performance and contributions. The Committee members also consider their own direct contact and observation of senior management, including the NEOs, as part of this evaluation.

Peer Group Companies

In analyzing our executive compensation program, the Committee compares certain aspects of executive compensation, such as base salary, cash incentive compensation programs, and long-term equity incentives, to those provided by our company’s peer group. The Committee believes that information regarding executive compensation practices at other companies provides a benchmark to validate that our practices are competitive in the marketplace. This marketplace information is one of many factors the Committee considers in assessing the reasonableness of executive compensation, including the individual’s role, responsibility, qualifications and experience. Companies comprising the peer group are publicly traded high technology companies that are viewed by the Committee as being competitors for executive talent as well as companies with the size and scope that are similar to our company’s as measured by market capitalization and revenue, markets served and geographic location, and have executive positions similar in breadth and scope to our executive positions. In 2009, the Committee engaged Hewitt, its independent compensation consultant, to review our company’s then current peer group and make recommendations to the Committee concerning an update to such peer group for the purposes of evaluating executive and director compensation. In June 2009, Hewitt completed its analyses and the Committee adopted a new peer group effective immediately. The peer group, as updated in June 2009, consists of the following companies:

Extreme Networks, Inc.	Tekelec
ADTRAN	Aruba Networks, Inc
Verisign, Inc.	Blue Coat Systems, Inc.
F5 Networks, Inc.	ArcSight, Inc.
NetScout Systems	NETGEAR, Inc.
Websense, Inc.	Riverbed Technology, Inc.
VASCO Data Security International	Sourcefire, Inc.

The peer group list was revised to delete Secure Computing, Entrust and Foundry Networks because they no longer existed as independent entities. Zhone Technology was deleted because the Committee did not consider them to have continuing sufficient similarity to our company to be appropriate for inclusion. The revision to the peer group resulted in the addition of ADTRAN, Verisign, VASCO Data Security, Tekelec, Aruba Networks, Riverbed Technology, ArcSight and Sourcefire because the Committee determined that these enterprises shared many characteristics with our company including comparable size, market capitalization, distribution system challenges, and financial similarities. In some cases, we also compete with these companies for executive talent.

The Committee intends to review the peer group list periodically and expects to add and delete companies based upon market capitalization, revenue, relevance to the marketplace, continued existence as a publicly traded company, and other pertinent factors to ensure that comparisons remain appropriate. Although no single company included in the peer group is exactly comparable to our company in every respect, the Committee believes that the peer group, taken as a whole, provides a valid reference point for the range of competitive pay.

Data on the compensation practices of our peer group is gathered through searches of publicly available information, including proxy statements. Due to limited availability of salary information in proxy statements for positions other than chief executive officer and chief financial officer, the Committee relies on a combination of public information and market survey information published by Radford Surveys and Consulting, an Aon Consulting Company (“Radford”), sources for positions other than chief executive officer and chief financial officer.

In preparing its February 2010 report to the Committee assessing our company’s executive compensation practices, Hewitt relied upon, in addition to proxy disclosed pay data, compensation surveys for eighty-four broad technology companies having annual revenues between $100 million and $500 million dollars and twenty-four software and networking companies having annual revenues between $100 million and $500 million dollars as published by Radford.

Summary of Compensation Philosophy

Our compensation philosophy is guided by the principles that pay should be performance based, market driven and enhance our ability to attract and retain top talent for similar positions relative to compensation paid by companies in our peer group and companies in the technology and software and networking groups with comparable revenue while at the same time not encouraging excessive risk taking. The Committee believes that compensation programs should offer an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful. A broad range of facts and circumstances is considered in exercising our judgment in setting executive compensation. Among the factors considered for members of senior management generally, and for the NEOs in particular, are market information, company performance, internal equity, past practice, individual experience and individual performance. The weight given each factor may differ from year to year, and may differ among individual NEOs in any particular year. This flexibility is particularly important in designing compensation arrangements to attract new executives in the highly competitive, rapidly changing market in which we compete.

The Committee believes that compensation paid to executive officers and other members of senior management should be closely aligned with our company’s performance and individual performance objectives, linked to specific, measurable results with the objective of improving shareholder value, and that total compensation must attract, motivate and retain talented members of senior management responsible for the success of our company. These principles guide compensation related decisions in the following ways:

•
A substantial portion of senior management compensation, including the compensation of the NEOs, is contingent on, and variable with, achieving a mix of objective and subjective corporate and individual performance objectives;

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our company’s achievement of targeted performance results;
•	As position and responsibility increases, a greater portion of total compensation is performance based and is contingent on achieving established corporate and individual performance objectives; and

•	Equity based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Over the long term, the Committee anticipates that some compensation elements or plans may be redesigned or be eliminated and other compensation elements or plans may be added. The Committee also expects to continue to consider new approaches or insights in shaping our executive compensation program for the future.

Elements of Compensation: Total Cash Compensation

We compensate our senior management, including our NEOs, through a mix of base salary, cash incentive compensation and equity compensation. Our compensation elements are designed to fulfill one or more of our performance, alignment and retention objectives. The targeted cash compensation mix between base salary and incentive compensation varies depending on level:

	Base Salary	Cash Incentive Compensation
Chief Executive Officer	50%	50%
World Wide Sales Vice President	50%	50%
Other NEOs	67%	33%

Our allocation goal with respect to cash compensation is not applied rigidly. We use these goals as another tool to assess an executive’s total pay opportunities and whether we have established the appropriate incentives to accomplish our compensation objectives.

The Committee reviews executive compensation guidelines with the assistance of Hewitt, its independent compensation consultant. When considering the appropriate allocation of equity compensation relative to total compensation, the Committee first considers target cash compensation to come from salary and target cash incentive compensation and then considers the level of achievement of certain performance objectives established for that executive. Our goal is to target total cash compensation at approximately the 60th percentile for high technology companies as reflected in our peer group of companies, for our chief executive officer and chief financial officer, and in our peer group and in compensation surveys for our other NEOs. We believe the 60th percentile is an appropriate benchmark for these cash elements of compensation in order to attract and retain the quality of executive management required to lead our company. In making that determination, the Committee took note that housing costs, overall taxation levels and other cost of living expenses in Silicon Valley, where all of our NEOs live, are greater than in other regions of the United States in which some of our peer group companies are located and to recognize that we must compete for executive talent with a significant number of our peer group companies who are located in the same geographic area as our company.

Actual base salary and total cash compensation targets set for each NEO may vary from the percentile target. This variance from target has generally ranged from 15% above targeted base salary and total cash compensation to 20% below such targets. Where insufficient publicly available information for some positions is available, total targeted cash compensation targets are based upon compensation surveys for a broad based set of technology companies and for networking and software companies in lieu of comparisons with our peer group.

Although this level of variance from target has not been set by the Committee as a formalized range, deviations from targeted percentiles have occurred because the Committee also considers a number of other factors in setting cash compensation levels for NEOs. These factors include differences in scope of responsibility for the particular position, job performance, skill set, prior experience, time with our company, time in the executive’s current position, internal consistency regarding pay levels for similar positions, external pressures to attract and retain executive talent generally and to attract and retain executive talent for each specific position and market conditions generally.

Based upon the findings of the competitive compensation assessment completed by Hewitt for the Committee in February 2010, the percentage by which the NEOs’ total targeted cash compensation was above or below the 60th percentile target is as follows:

Mr. Medeiros	-10%
Mr. Selvi	-11%
Mr. Blough	-15%
Mr. Knauff	+28%
Mr. Gonzalez	-16%

Publicly available information from the peer group yielded insufficient targeted total cash compensation survey data at the 60th percentile for the position held by Mr. Knauff. Accordingly, the total cash compensation targets for his position were based upon available survey data published by Radford for comparable technology and network and software companies but did not take into account the expanded scope of his responsibilities beyond those customarily associated with his position.

Market information provided background and context for Committee decisions. Information regarding pay practices of the peer group informed but did not govern the Committee’s determination of appropriate cash compensation for any NEO.

Base Salary

The objective of base salary is to provide fixed compensation to an individual sufficient to attract and retain competent executive talent and reflecting his or her job responsibilities, experience, value to our company and demonstrated performance. The Committee believes that base salary is a critical element of executive compensation because it provides our senior management with a level of cash compensation that facilitates our ability to attract, retain and equitably award our executives. For NEOs other than our chief executive officer, the Committee, in addition to the factors specified above, considers the recommendation of our chief executive officer.

Because of the challenging global economic environment and to control costs, NEOs did not receive increases in base salary in 2009. Based on the findings of the Hewitt survey presented to the Committee in February 2010, the Committee on February 15, 2010 approved the adjustment of base salary of Mr. Medeiros from $450,000 to $500,000 and the adjustment of base salary of Mr. Selvi from $285,000 to $315,000, effective immediately. For Mr. Medeiros, this adjustment in base salary is the first since his hire date in March 2003. For Mr. Selvi, this adjustment in base salary is the first since March 2006 and recognizes his increased level of responsibility over our information technology and customer support organizations. These adjustments are also intended to take into account strong and sustained individual performance, the period of time these executive officers have been in their respective positions, and historical performance of our company as well as to more closely align the base salary component of their total cash compensation to our company’s peer group at the 60th percentile as reflected in the Hewitt survey.

Annual Incentive Compensation Bonus

Our company maintains an annual cash incentive compensation bonus program for NEOs and other senior members of management. Certain senior members of sales management, including Mr. Blough, the Vice President of Worldwide Sales, who participate in our company’s sales commission plan, were excluded from this program in 2009. The bonus program is intended to encourage and reward achievement of our company’s business goals and to assist our company in attracting and retaining executives.

For 2009, the Committee adopted a quarterly incentive program (“Quarterly Program”) and an Annual Bonus Program (“Annual Program”) for certain employees of our company, including NEOs (collectively the “Bonus Plans”). Employees of our company eligible for payments under our sales commission plan, such as Mr. Blough, were not eligible to participate in the Bonus Plans. The Bonus Plans are intended to provide incentive compensation opportunities to participants that are linked to achieving quarterly and annual performance objectives which are intended to increase shareholder value and the success of our company.

Under the terms of the Bonus Plans, the Committee approved a bonus pool budget (the “Bonus Pool”) which was divided equally between the Quarterly Program and the Annual Program. The Committee retains the discretion to approve a Bonus Pool that is more or less than the amount determined by the process set forth below.

The Quarterly Program provided the opportunity for cash awards every three months linked to specific short-term financial targets and individual performance that the Committee considered drivers of long-term shareholder value. Defined performance measurements were determined by the Committee as soon as practicable during the applicable fiscal quarter. Payments under the Quarterly Program followed the end of each quarter with 25% of the total available pool for the Quarterly Program to be available for distribution during each quarterly period.

The Committee selected total revenue and free cash flow (i.e., cash flow from operations less capital expenditures and excluding cash flow from movements in tax accounts and acquisition related escrow payments) as defined performance measurements under the Quarterly Program. The Committee selected total revenue and free cash flow as financial metrics because they are essential components of success and liquidity of our company, directly tie incentives to business performance, are essential to creation of shareholder value, and reflect our pay for performance philosophy.

When our company’s performance met or exceeded each of the defined performance measurement targets for that fiscal quarter, half of the bonus payment was paid to eligible employees, including the NEOs. If our company’s performance did not meet the defined performance measurement targets for the applicable fiscal quarter, no payments were made under the Quarterly Program to any eligible employee, including the NEOs. Amounts not paid in such fiscal quarter were not added to potential payments under the Quarterly Program in any subsequent fiscal quarter. Under the Quarterly Program, the maximum payment to all NEOs was capped at 25% of their respective base salaries.

Under the Annual Plan, the Committee selected free cash flow, in the amount set forth in our 2009 Annual Operating Plan, as approved by the Board in December 2008, as the defined performance measurement for release of payments from the Bonus Pool. The Committee believes that free cash flow represents a key metric reflecting improved financial performance within our company and represents an indicator of the overall success, liquidity and viability of our company.

The funding range for payment from the Bonus Pool under the Annual Program was determined on a sliding scale based upon the percentage of achievement of the defined performance measurement ranging from 50% to 100% achievement levels. No payments were to be made under the Annual Program if actual performance did not equal or exceed 50% of the defined performance measurement. Actual amounts paid to the NEOs, including our chief executive officer, were reviewed and approved by the Committee, provided that, under the Annual Program, the maximum payment to Mr. Medeiros, our chief executive officer, shall not exceed 75% of his base salary, and payments made to all other NEOs shall not exceed 25% of their respective base salaries. The Committee believes that the structure of the Annual Plan supports our philosophy that a significant portion of compensation of the NEOs, including our chief executive officer, be linked to specific performance metrics to achieve established short- and longer-term corporate goals designed to enhance shareholder value.

Under both the Quarterly Plan and the Annual Plan, when performance of our company for the applicable period exceeds the defined performance measurement targets for payment, the level of the Bonus Pool is determined and bonus payments made to all participants in the plan, including the NEOs, is determined based upon achieving individual performance objectives. As part of our pay-for-performance policy, each member of senior management, including the NEOs, commit to performance goals set forth in a “balanced business scorecard.” This scorecard includes company-wide and functionally specific goals for quarterly and annual periods. We believe that using a “balanced business scorecard” approach results in individual performance targets that reflect more refined goals for each functional area, thereby linking incentive compensation in a more specific manner to individual job duties. The Committee relies on our chief executive officer to make recommendations concerning the achievement of individual performance objectives of members of senior management, including the NEOs. The Committee believes that our chief executive officer is in the best position to accurately assess the individual performance of these executives. The Committee alone determines the achievement of individual performance objectives established for the chief executive officer. Discussion of the performance of senior management, including the NEOs, is part of the executive sessions at regularly scheduled quarterly meetings of the Committee.

For 2009, the individual performance objectives for each NEO who participated in the Bonus Plans included the following:

For Mr. Medeiros, our President and Chief Executive Officer:

•	Increase in demand generation activities;

•	Increase market share in the mid-tier and small and medium sized business markets;

•	Cash flow optimization;

•	Increase level of installed base revenue; and

•	Demonstration of continued corporate economies of scale and increased employee productivity.

For Mr. Selvi, our Vice President and Chief Financial Officer:

•	Improve information technology business systems to deliver improved channel reporting data;

•	Maintenance of internal controls in compliance with the requirements of the Sarbanes-Oxley Act of 2002;

•	Drive process improvement and automation in finance and operations functions;

•	Drive efficiency in working capital; and

•	Support functional initiatives to meet corporate operating expense and margin targets.

For Mr. Knauff, our Vice President, Finance and Corporate Controller

•	Maintain strong internal controls environment;

•	Management of inventory reserves;

•	Optimize cash flow from billings;

•	SEC Reporting compliance; and

•	Support for sales initiatives designed to capture market share.

For Mr. Gonzalez, our Vice President, General Counsel and Corporate Secretary

•	Provide legal support for various inorganic growth opportunities;

•	Reduction of litigation costs below budgeted targets;

•	Satisfy SEC reporting and corporate compliance requirements;

•	Provide Board of Directors legal support; and

•	Satisfy corporate governance compliance requirements.

For the first quarter of 2009 under the Quarterly Program, the revenue target was $49.8 million and the cash flow target was $500,000, while actual revenue results were $47.1 million and actual cash flow was $10.1 million. For the second quarter of 2009 under the Quarterly Program, the revenue target was $51.0 million and the cash flow target was $7.0 million, while actual revenue results were $48.5 million and actual cash flow was $10.0 million. For the third quarter of 2009 under the Quarterly Program, the revenue target was $51.5 million and the cash flow target was $7.1 million, while actual revenue results were $50.7 million and actual cash flow was $11.7 million. At the conclusion of each of the first, second and third quarters, the Committee certified that performance for each of the metrics had not been met and no quarterly incentive bonus was paid to NEOs under the Quarterly Program.

At the conclusion of the third quarter, the Committee determined that the Quarterly Plan had not rewarded either the strong cash flow performance of our company nor recognized the key role played by the entire executive team, including the NEOs, in driving operational excellence as manifested by solid financial performance during a period of tough economic challenges and the satisfaction of individual performance objectives. The Committee then exercised its discretion to (i) grant incentive compensation under the Quarterly Plan to non-NEO’s for performance of our company during the third quarter of 2009, (ii) defer any actions for the fourth quarter of 2009 under the Quarterly Plan and (iii) adjust the available Bonus Pool under the Annual Plan accordingly.

Under the Annual Plan, the free cash flow performance target, taken from our company’s Annual Operating Plan approved by the Board in December 2008, was $21.3 million and the actual free cash flow for fiscal year 2009 was $43.5 million.

The free cash flow performance target is a non-GAAP financial measure. Below is the reconciliation of this non-GAAP financial measure to the most comparable GAAP measures from our audited consolidated financial statements for the fiscal year ended December 31, 2009 ($ in thousands).

Cash Provided by Operations		$40,946
Capital Expenditures	$	(5,227)
Excess Tax Benefits from share-based compensation		$7,835
Free Cash Flow		$43,554

In light of performance under the Bonus Plans, the Committee authorized incentive bonus payments for fiscal year 2009 as summarized below:

Name	Base Salary	Maximum Percentage of Base Salary	Target Percentage of Base Salary	Range of Potential Payouts Under Bonus Plans	Actual Award
Mr. Medeiros	$450,000	100%	100%	$0-$450,000	$393,750
Mr. Selvi	$285,000	50%	50%	$0-$142,500	$106,875
Mr. Knauff	$245,000	50%	50%	$0-$122,500	$80,625
Mr. Gonzalez	$250,000	50%	50%	$0-$125,000	$93,750

While it is difficult to predict our company’s future financial performance, over the period from 2004 through 2009, our company’s performance has satisfied the conditions necessary to fund the Bonus Pool at the 100% target level only in 2006, 2007 and 2009. In 2007, the Committee exercised its discretion and reduced the size of the Bonus Pool from the 100% target to the 80% threshold level. In 2004 and 2005, our company’s performance met the 80% threshold level and in 2008, no payouts were made from the Bonus Pool since our company’s performance did not satisfy required threshold levels. Based upon these results, the Committee has determined that at the time they are established, the performance measurements associated with the 100% performance targets are set aggressively and require achieving significant financial performance that is substantially uncertain of achievement.

From time to time, the Committee may award discretionary bonuses in order to recognize outstanding individual performance. In July 2009, a discretionary bonus in the amount of $40,000 was awarded to Mr. Knauff to recognize his performance and leadership of the control function as noted by our internal and external auditors.

Elements of Compensation: Equity Compensation

The Committee believes that an ownership culture encouraging long-term performance by our NEOs is fostered through the use of stock-based awards. The Committee further believes that equity compensation is the most effective means of creating a direct alignment of interests between the compensation provided to NEOs and other members of senior management with gains realized by our shareholders.

As of the end of fiscal year 2009, our company had two incentive stock plans: our shareholder approved 2008 Plan and the Board approved 2008 Inducement Plan. The 2008 Plan, which was approved by our shareholders on June 10, 2008, replaced our company’s 1998 Stock Option Plan (the “1998 Plan”) which was expiring. No further awards were made under the 1998 Plan as of the date of approval of the 2008 Plan.

The 2008 Plan and the 2008 Inducement Plan permit the granting of stock options, restricted stock, restricted stock units, performance shares and stock appreciation rights. The 2008 Plan permits the granting of nonstatutory and incentive stock options to employees, consultants of our company and its subsidiaries and affiliates and non-employee directors of our company. The 2008 Inducement Plan permits the granting of nonstatutory stock options only to new employees of our company, its subsidiaries and affiliates, as material inducements to accept an offer of employment. Stock options granted under these plans carry a maximum term of seven years. Stock options granted under each of these plans utilize four year vesting periods in order to encourage employees to remain with our company and cause them to focus on our company’s long-term business objectives. Stock options are granted at least at the fair market value of our company’s common stock on the date of the grant. Each of the plans defines fair market value as the closing share price on the date of the grant. Grants to existing employees vest in equal monthly amounts over the four year vesting period while grants to new hires vest 25% on the first anniversary of hire and in equal monthly amounts thereafter over the following three years, based on continued employment. The 2008 Plan and the 2008 Inducement  Plan will both terminate if Proposal Two is approved by our stockholders.

The Committee is responsible for determining who should receive equity grants, the type of grant to be received and the number of shares to be granted.

In determining the equity compensation to be awarded to NEOs, other than our chief executive officer, the Committee takes into account overall corporate performance, the individual’s current contribution to our performance, the relationship of equity compensation to the individual’s base salary and incentive compensation, market conditions bearing on the retention benefits associated with making such an award, the individual’s anticipated contribution in meeting our long-term strategic performance goals, and the individual’s position and scope of responsibility. The relative weight given to these factors varies by position in the discretion of the Committee and upon recommendations of our chief executive officer. In determining the equity compensation to be awarded to our chief executive officer, the Committee, in its sole discretion, takes into account all of the factors set forth above and the relative weight given to each of those factors. In making equity compensation award decisions, the Committee also considers the availability of shares under the 2008 Plan, option overhang and option “burn rate.”

Our general practice has been to determine the amount of equity compensation to be awarded either in the fourth quarter of the fiscal year or during the first quarter of the following fiscal year. We believe this timing enables us to consider performance in the prior fiscal year and our expectations for anticipated contribution of the recipient in the following fiscal year. We have made equity compensation grants at other times during previous fiscal years. Consistent with our policy adopted in August 2006 regarding the granting of stock options, we grant options to NEOs at a scheduled meeting of the Committee and only at times when the trading window is open as defined in our company’s Insider Trading Compliance Policy. There is no relationship between the timing of our equity award grants and our release of material, non-public information. The options are granted with an exercise price no less than the closing price of the common stock of our company on the date of grant.

Our approach to granting equity compensation to our NEOs in 2009 was influenced largely by our desire to conserve available shares. On October 27, 2009, the Committee authorized stock option grants under the 2008 Plan for the following named executive officers based upon its assessment of the factors discussed above:

Robert D. Selvi	200,000
Marvin C. Blough	50,000
Robert B. Knauff	20,000
Frederick M. Gonzalez	20,000

In view of our desire to conserve shares available to other members of the senior management team as well as other employees generally, the Committee exercised its discretion and, at the request of Mr. Medeiros, did not make an equity award to Mr. Medeiros during fiscal year 2009.

For further information on stock options granted to NEOs during fiscal year 2009, see the table entitled “Executive Compensation—Grants of Plan Based Awards” set forth below.

Elements of Compensation: Retirement Plans

Our company does not maintain a qualified defined benefit pension plan for any of its employees, including the NEOs and other members of senior management. We believe that such qualified defined pension plans are atypical for companies in our peer group, in our industry and in our geographic region.

Our company does maintain a 401(k) tax-qualified retirement plan for all employees. Contributions made by participants on or prior to April 17, 2009 were matched by our company at a rate of $0.50 per $1.00 of contribution up to a maximum of $2,000 per employee per plan year. Such company matching contributions vested immediately. As part of a comprehensive set of cost containment measures adopted by management and approved by the Committee, our company ceased making matching contributions effective April 17, 2009.

Elements of Compensation: Non-Qualified Deferred Compensation Plan

Our company maintains a Non-Qualified Deferred Compensation Plan (“DCP”) for highly compensated employees of our company and for members of the Board. All of the NEOs and other members of senior management may participate in the DCP.

Under the terms of the DCP, participants are able to defer on a pre-tax basis their base salary, cash incentive compensation, and director annual retainer fees up to pre-defined limits. Compensation deferrals are limited as follows: (a) for eligible employees, any amount of base salary that does not exceed 80% of base salary, (b) for eligible employees any amount of cash incentive compensation that does not exceed 100% of cash incentive compensation, and (c) for members of the Board any amount of their director annual retainer fees up to 100%.

Our company does not contribute to the DCP and participation in the DCP is voluntary.

Participants in the DCP are deemed to be invested in a selection of non-publicly traded mutual funds that are available through a variable universal life insurance carrier. Each participant may specify among different investment options upon which returns are based. There is not a guaranteed minimum rate of return and the DCP is not a tax-qualified retirement plan. Participants in the DCP are 100% vested at all times. Deferral elections may only be changed prospectively and only during open enrollment for the plan year. Participants in the DCP have a risk of forfeiture should our company become insolvent and have investment risk based upon their fund selection and market performance. The Committee believes that allowing participants to accumulate savings on a tax-deferred basis, beyond the amounts which may be contributed to our company’s 401(k) plan, increases the ability of our company to retain and to recruit senior management level employees and to recruit new members to the Board.

Elements of Compensation: Perquisites and Generally Available Benefit Programs

The Committee reviews the perquisites and other personal benefits received by the NEOs and other members of senior management on a periodic basis. Pursuant to his employment agreement, Mr. Medeiros, our chief executive officer, is reimbursed for premiums for a $1,000,000 term life insurance policy. Premiums reimbursed during fiscal year 2009 amounted to $2,460.

In addition, certain members of senior management are provided the opportunity to schedule a health screening examination. Participation in this program is voluntary. The value of this health screening program is $500 per participant. In fiscal year 2009, no NEO, including our chief executive officer, elected to participate in this program.

Our company does not maintain a corporate aircraft. Mr. Medeiros, from time to time, uses private aircraft as transportation, for himself and other members of senior management, to business meetings, principally in California. On such occasions, our company pays travel expenses up to the cost of a commercial coach class round-trip air fare.

The NEOs and other members of senior management participate in other company benefit plans on the same basis as other United States employees. These benefit plans include, by way of illustration, medical, dental and vision insurance, life insurance, long term disability insurance, health and dependent care flexible spending accounts, our employee stock purchase plan and participation in our company’s 401(k) plan. The Committee believes that these generally available benefit programs allow our company to remain competitive for employee talent. The Committee further believes that the availability of these benefit programs generally enhances employee productivity and loyalty to our company. These generally available benefits do not specifically factor into decisions regarding an individual NEO’s total cash compensation or equity awards.

Our company does not offer the following perquisites to its NEOs:

•	Car Allowance
•	Golf or Social Club Memberships
•	Commuting Expense
•	Personal Financial or Tax Consulting Services
•	Home security
•	Housing Allowance or other Living Expenses
•	Legal Expense Reimbursement
•	Tax Gross Ups
•	Tax Preparation Services

The Committee believes that the level of perquisites provided to our chief executive officer, and other NEOs are reasonable in the aggregate and are below the levels provided to such officers of other companies in our peer group although we have not conducted a study to confirm this conclusion.

Severance and Change of Control Agreements

The Committee believes that our company should provide reasonable severance benefits to the NEOs and other members of senior management. A reasonable severance benefit conditioned upon a release of claims limits the potential of time consuming and costly legal proceedings against our company concerning the circumstances surrounding the severance. These severance benefits reflect the reality that it may be difficult for such employees to locate comparable senior level management positions within a short period of time.

The Committee also believes that it is important to protect our NEOs and other members of senior management in the event of a change of control. By providing change of control benefits, the Committee believes that the interests of shareholders will be best served because such benefits reduce the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of shareholders while encouraging them to remain focused on our company’s business in the event of rumored or actual fundamental corporate changes. We believe these change of control benefits are reasonable although we have not conducted a specific study to confirm this conclusion.

On March 14, 2003, our company entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which agreement was amended and restated on July 29, 2004 and further amended and restated in October 2008 to comply with Section 409A of the Code. The agreement provides for an annual base salary of $450,000 (increased to $500,000 in February 2010) plus a targeted annual bonus payment equal to 100% of base salary up to a maximum of 200% of base salary based upon performance metrics established by the Committee and approved by the Board. Under the terms of the agreement, Mr. Medeiros is entitled to certain severance benefits if he is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company.

These severance benefits differ depending on when in relation to a change of control such termination occurs.

If Mr. Medeiros’s employment terminates without cause or if he resigns for good reason prior to ninety days before a change of control or more than one year after a change of control, he shall receive the following severance benefits:

•	A lump sum payment equal to twelve months salary; and
•
An additional lump sum payment determined by averaging the target percentages achieved under our annual bonus plan with respect to any company fiscal quarter already concluded in the year of termination and multiplying such average percentage by 150% of base salary; provided, however, if Mr. Medeiros’s termination occurs in the first quarter of our company’s fiscal year, then such average percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year.

If Mr. Medeiros’s employment terminates within ninety days prior to a change of control through one year following a change of control (the “Change of Control Period”), he shall receive the following severance benefits:

•	A lump sum payment equal to twenty-four months salary;
•	Accelerated vesting as to all stock options and other equity compensation then held by him; and
•	A bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year that Mr. Medeiros is employed by our company.

Our company also reimburses Mr. Medeiros for health, dental, vision and life insurance premiums for the period of time equal to the months of salary paid as severance but only if Mr. Medeiros elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Our company shall also continue to pay premiums associated with a $1,000,000 term life insurance policy provided under the terms of Mr. Medeiros’s employment agreement (and in addition to any group coverage otherwise provided by our company) during the period of time equal to the months of salary paid as severance.

Our company has also entered into agreements with Robert B. Knauff and Frederick M. Gonzalez on April 20, 2004, with Robert D. Selvi on January 24, 2005 and with Marvin Blough on October 3, 2005. In October 2008, these agreements were amended and restated to comply with Section 409A of the Code.

Each such agreement provides for certain severance benefits if the executive officer is terminated without cause, subject to the executive officer entering into a release of claims with our company. If such termination occurs outside of a change of control, then the executive officer would be entitled to receive severance pay equal to base salary, as then in effect, for a period of six months from the date of termination as well as six months of targeted annual bonus. If such termination occurs (i) without cause during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve months following a change of control, or (ii) as a result of the resignation by the executive officer for good reason during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve months following a change of control, then the executive officer would be entitled to receive the following:

•	A lump sum severance payment in the amount equal to twelve months base salary plus twelve months of targeted bonus for the year of termination;
•	50% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by our company for less than one year; or
•	100% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by our company for more than one year.

Our company also reimburses the executive officer for health, dental, and vision insurance premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to months of salary paid as severance but only if the executive officer elects continuation coverage under COBRA.

All of these agreements, including the agreement with our chief executive officer, Mr. Medeiros, provide that in the event the severance and other benefits payable to the recipient are considered “parachute payments” within the meaning of Section 280G of the Code, such severance benefits shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever is most favorable on an after tax basis.

Payments under each of these agreements are expressly conditioned upon compliance with all of the terms of the agreement including the execution of a release of claims, non solicitation of employees of our company for a period of twelve months following the date of termination and continued compliance with obligations of confidentiality as set forth in our company’s standard invention disclosure and confidentiality agreement.

Based upon a hypothetical termination date of December 31, 2009, the severance and change of control benefits for Mr. Medeiros and the other NEOs would have been as follows using the closing share price of our company’s common stock of $7.61 as of that day:

Matthew Medeiros
President and Chief Executive Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
Executive Benefits and Payments Upon Termination	Outside of Change of Control Period	Within Change of Control Period	Retirement	Total Permanent Disability or Death	For Cause	Outside of Change of Control Period	Within Change of Control Period
Compensation
Severance	$450,000	$900,000	$-	$-	$-	$450,000	$900,000
Short-term Incentive	450,000	450,000	-	-	-	450,000	450,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	-	-	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits Continuation	18,306	36,612	-	-	-	18,306	36,612
Life Insurance Premium	2,460	4,920	-	-	-	2,460	4,920
Total	$920,766	$1,391,532	$-	$-	$-	$920,766	$1,391,532

Robert D. Selvi
Chief Financial Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
Executive Benefits and Payments Upon Termination	Outside of Change of Control Period	Within Change of Control Period	Retirement	Total Permanent Disability or Death	For Cause	Outside of Change of Control Period	Within Change of Control Period
Compensation
Severance	$142,500	$285,000	$-	$-	$-	$142,500	$285,000
Short-term Incentive	71,250	142,500	-	-	-	71,250	142,500
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	-	-	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits Continuation	9,145	18,289	-	-	-	9,145	18,289
Total	$222,895	$445,789	$-	$-	$-	$222,895	$445,789

Marvin C. Blough
Vice President, Worldwide Sales

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
Executive Benefits and Payments Upon Termination	Outside of Change of Control Period	Within Change of Control Period	Retirement	Total Permanent Disability or Death	For Cause	Outside of Change of Control Period	Within Change of Control Period
Compensation
Severance	$125,000	$250,000	$-	$-	$-	$125,000	$250,000
Short-term Incentive	125,000	250,000	-	-	-	125,000	250,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	-	-	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits Continuation	9,153	18,306	-	-	-	9,153	18,306
Total	$259,153	$518,306	$-	$-	$-	$259,153	$518,306

Robert B. Knauff
Vice President, Finance, Controller and Chief Accounting Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
Executive Benefits and Payments Upon Termination	Outside of Change of Control Period	Within Change of Control Period	Retirement	Total Permanent Disability or Death	For Cause	Outside of Change of Control Period	Within Change of Control Period
Compensation
Severance	$122,500	$245,000	$-	$-	$-	$122,500	$245,000
Short-term Incentive	61,250	122,500	-	-	-	61,250	122,500
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	-	-	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits Continuation	6,415	12,831	-	-	-	6,415	12,831
Total	$190,165	$380,331	$-	$-	$-	$190,165	$380,331

Frederick M. Gonzalez
Vice President, General Counsel and Secretary

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
Executive Benefits and Payments Upon Termination	Outside of Change of Control Period	Within Change of Control Period	Retirement	Total Permanent Disability or Death	For Cause	Outside of Change of Control Period	Within Change of Control Period
Compensation
Severance	$125,000	$250,000	$-	$-	$-	$125,000	$250,000
Short-term Incentive	62,500	125,000	-	-	-	62,500	125,000
Long-term Incentive Stock Options (Unvested and Accelerated or Continued Vesting)	-	-	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits Continuation	6,418	12,836	-	-	-	6,418	12,836
Total	$193,918	$387,836	$-	$-	$-	$193,918	$387,836

Stock options that become vested due to the change of control are valued using the intrinsic value method for each executive officer based upon the closing price of our company’s common stock of $7.61 on December 31, 2009.

Amounts attributable to health and welfare benefits continuation represent health, dental and vision insurance premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to the number of months of severance assuming that the executive officer elected continuation coverage under COBRA, plus life insurance premiums at the same level of coverage as was provided to the executive officer immediately prior to the termination date for a period of time equal to the number of months of severance.

A change of control did not occur on December 31, 2009 and the NEOs were not terminated on that date. There can be no assurance that a change of control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SonicWALL specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis section be included in SonicWALL’s Proxy Statement for its 2010 annual meeting of shareholders and be incorporated by reference into SonicWALL’s Annual Report on Form 10-K for the 2009 fiscal year.

This report is submitted by the Compensation Committee of the Board of Directors of SonicWALL.

Clark H. Masters, Chairman
John C. Shoemaker
David W. Garrison

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other four NEOs who served in such capacities during the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (#)	Option Awards (#)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (1)	(d) (2)	(e)	(f) (3)	(g) (4)	(h) (5)	(i) (6)	(j)
Matthew Medeiros	2009	$441,346	$-	$-	$-	$393,750	$(36,701)	$7,140	$805,535
President and Chief Executive Officer	2008	450,000	-	-	1,076,943	-	(261,580)	7,041	1,272,404
	2007	450,000	-	-	858,489	360,000	64,544	7,041	1,740,074

Robert D. Selvi	2009	279,519	-	-	667,844	106,875	22,472	673	1,077,383
Chief Financial Officer	2008	285,000	-	-	908,892	-	(33,594)	648	1,160,946
	2007	285,000	-	-	-	114,000	-	673	399,673

Marvin C. Blough (7)	2009	245,192	-	-	166,961	226,803	-	2,701	641,657
Vice President, Worldwide Sales	2008	240,000	-	-	915,339	250,426	-	2,683	1,408,448
	2007	-	-	-	-	-	-	-	-

Robert B. Knauff	2009	240,289	40,000	-	66,784	80,625	120,100	2,365	550,163
Vice President, Finance, Controller and Chief Accounting Officer	2008	242,308	-	-	205,692	-	(160,036)	2,346	290,310
	2007	223,846	-	-	143,082	78,500	20,927	2,313	468,668

Frederick M. Gonzalez	2009	245,192	-	-	66,784	93,750	-	3,645	409,371
Vice President, General Counsel and Secretary	2008	250,000	-	-	157,003	-	-	3,032	410,035
	2007	233,846	-	-	143,082	78,500	-	2,949	458,377

(1)	The amounts in column (c) represent actual salary earned in 2007, 2008 and 2009 and reflect applicable mid-year salary increases.
(2)	The amounts in column (d) represent actual bonus earned and paid for in 2009.
(3)
The amounts in column (f) reflect the aggregate grant date fair value (excluding the effect of estimated forfeitures) of stock options granted to each of the NEOs in 2007, 2008 and 2009. The grant date fair value per share of the stock option awards on the grant dates was determined based on the Black-Scholes option pricing model. These amounts reflect the aggregate grant date fair value for these awards, and do not correspond to the actual value that will be recognized by the NEOs.

(4)
The amounts in column (g) reflect the cash awards paid to the NEOs under our company’s Annual Incentive Bonus Plan for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 with the exception of Mr. Blough who is not eligible to participate in our company’s Annual Incentive Compensation Plan. The amount in column (g) with respect to Mr. Blough reflects commissions earned for fiscal years 2008 and 2009 under our company’s sales commission plan.

(5)
The amounts in column (h) reflect interest or other earnings accrued under our company’s Non-Qualified Deferred Compensation Plan. See the Non-Qualified Deferred Compensation Plan Table below for additional information.

(6)
The amounts in column (i) reflect (a) taxable payments made for NEOs to cover premiums for life insurance policies in excess of $50,000, (b) our company’s matching contributions to the NEOs 401(k) savings account, and (c) for Mr. Medeiros, an amount equal to $2,460 associated with the reimbursement of premiums for a 1,000,000 term life insurance policy.

(7)	For Mr. Blough, compensation is shown only for 2008 and 2009 because he was not an NEO in 2007.

Grants of Plan-Based Awards

The following table sets forth information concerning equity and non-equity incentive plan awards to the NEOs during the fiscal year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)
Name	Grant Date	Name of Plan	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Matthew Medeiros	02/20/2009	2009 Annual Bonus Plan	-	-	450,000	-	-	-	-
Robert D. Selvi	02/20/2009	2009 Annual Bonus Plan	-	-	142,500	-	-	-	-
	10/27/2009	2008 Equity Incentive Plan	-	-	-	-	200,000	8.39	667,844
Robert B. Knauff	02/20/2009	2009 Annual Bonus Plan	-	-	122,500	-	-	-	-
	10/27/2009	2008 Equity Incentive Plan	-	-	-	-	50,000	8.39	166,961
Marvin C. Blough	02/20/2009	2009 Annual Bonus Plan	-	250,000	-	-	-	-	-
	10/27/2009	2008 Equity Incentive Plan	-	-	-	-	20,000	8.39	66,784
Frederick M. Gonzalez	02/20/2009	2009 Annual Bonus Plan	-	-	125,000	-	-	-	-
	10/27/2009	2008 Equity Incentive Plan	-	-	-	-	20,000	8.39	66,784

(1)	Our company does not grant awards to any NEO under an “equity incentive plan” as such term is defined by SEC rules.
(2)	Our 2009 Annual Incentive Bonus Plan does not include thresholds or targets and our 2009 Sales Compensation Plan includes only a compensation “Target.”
(3)
This column shows the number of stock options granted in 2009 to our NEOs. These options vest and become exercisable ratably in forty-eight equal monthly installments beginning one month after the grant date.

(4)
The fair value on the grant date is calculated using the Black-Scholes option-pricing model. For additional information, refer to Note 12 to our company’s audited financial statements for the fiscal year ended December 31, 2009 included in our company’s Annual Report on Form 10-K filed with the SEC on March 5, 2010. The actual value of the options may be significantly different and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options held by our NEOs at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Matthew Medeiros (1) (4)	2,159,460	-	-	$ 3.38	3/16/2013	-	-	-	-
(2)	211,466	-	-	$ 5.19	5/1/2015	-	-	-	-
(2)	262,500	37,500	-	$ 8.56	6/4/2016	-	-	-	-
(2)	212,500	87,500	-	$ 8.78	2/8/2017	-	-	-	-
(2)	131,115	282,935	-	$ 7.86	5/13/2018	-	-	-	-
Robert D. Selvi (1)	375,000	-	-	$ 6.22	1/20/2015	-	-	-	-
(2)	200,000	-	-	$ 7.53	11/28/2015	-	-	-	-
(2)	187,499	62,501	-	$ 8.81	12/5/2016	-	-	-	-
(2)	110,656	238,784	-	$ 7.86	5/13/2018	-	-	-	-
(3)	8,333	191,667	-	$ 8.33	10/26/2016	-	-	-	-
Marvin C. Blough (1)	30,762	-	-	$ 10.57	11/13/2010	-	-	-	-
(2)	30,000	-	-	$ 6.45	5/5/2012	-	-	-	-
(2)	42,304	-	-	$ 4.93	8/1/2013	-	-	-	-
(2)	93,797	-	-	$ 7.73	10/23/2013	-	-	-	-
(2)	75,000	-	-	$ 5.50	10/10/2014	-	-	-	-
(2)	30,000	-	-	$ 5.75	7/31/2015	-	-	-	-
(2)	150,000	-	-	$ 7.53	11/28/2015	-	-	-	-
(2)	18,062	7,438	-	$ 8.78	2/8/2017	-	-	-	-
(2)	91,666	108,334	-	$ 8.03	2/10/2018	-	-	-	-
(2)	43,066	92,934	-	$ 7.86	5/13/2018	-	-	-	-
(3)	2,083	47,917	-	$ 8.33	10/26/2016	-	-	-	-
Robert B. Knauff (1)	100,000	-	-	$ 7.04	11/17/2013	-	-	-	-
(2)	75,000	-	-	$ 5.50	10/10/2014	-	-	-	-
(2)	40,000	-	-	$ 7.53	11/28/2015	-	-	-	-
(2)	35,416	14,584	-	$ 8.78	2/8/2017	-	-	-	-
(2)	20,051	23,699	-	$ 8.03	2/10/2018	-	-	-	-
(2)	10,085	21,765	-	$ 7.86	5/13/2018	-	-	-	-
(3)	833	19,167	-	$ 8.33	10/26/2016	-	-	-	-
Frederick Gonzalez (1)	70,000	-	-	$ 8.52	1/26/2014	-	-	-	-
(2)	25,000	-	-	$ 5.50	10/10/2014	-	-	-	-
(2)	40,000	-	-	$ 7.53	11/28/2015	-	-	-	-
(2)	35,416	14,584	-	$ 8.78	2/8/2017	-	-	-	-
(2)	14,036	16,589	-	$ 8.03	2/10/2018	-	-	-	-
(2)	8,645	18,655	-	$ 7.86	5/13/2018	-	-	-	-
(3)	833	19,167	-	$ 8.33	10/26/2016	-	-	-	-

(1)
The option has an exercise price equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the grant date, has a ten-year life, and is scheduled to vest as to 25% of the shares on the one-year anniversary of the grant date and as to 1/48th of the shares each monthly anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the NEO. The options are subject to acceleration of vesting under certain circumstances as described in

“Compensation Discussion and Analysis—Elements of Compensation—Severance and Change of Control Agreements.”
(2)
The option has an exercise price equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the grant date, has a ten-year life, and is scheduled to vest as to 1/48th of the shares on the one-month anniversary of the grant date and on each one-month anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the NEO. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis—Elements of Compensation—Severance and Change of Control Agreements.”

(3)
The option has an exercise price equal to the closing price of our company’s common stock on the NASDAQ Stock Market on the grant date, has a seven-year life, and is scheduled to vest as to 1/48th of the shares on the one-month anniversary of the grant date and on each one-month anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the NEO. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis—Elements of Compensation—Severance and Change of Control Agreements.”

(4)
On May 14, 2009, Mr. Medeiros adopted two separate plans for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. Each of the plans is scheduled to expire on May 31, 2011 unless terminated earlier pursuant to various termination provisions contained in the plans.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised by our NEOs during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Medeiros	119,267	462,963	-	-
Robert D. Selvi	-	-	-	-
Marvin C. Blough	-	-	-	-
Robert B. Knauff	-	-	-	-
Frederick M. Gonzalez	-	-	-	-

The 1998 Plan did not permit the issuance of restricted stock. In addition to the grant of stock options, the 2008 Plan and 2008 Inducement Plan provide for the issuance of restricted stock, stock appreciation rights, restricted stock units and performance shares. Options exercised by Mr. Medeiros in 2009 were exercised pursuant to two separate plans adopted on May 14, 2009 for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act.

Non-Qualified Deferred Compensation

As reflected in the following table, certain NEOs participate in our company’s Non-Qualified Deferred Compensation Plan. Our company does not contribute to the DCP and participation by our NEOs is voluntary.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Interest or Other Earnings Accrued in Last Fiscal ($)	Aggregate Withdrawals/Distributions During Last Fiscal Year ($)	Aggregate Balance of Executive's Account at Last Fiscal Year End ($)
Matthew Medeiros	$1,212	-	$(36,701)	$(522,119)	$-
Robert D. Selvi	-	-	22,472	-	97,947
Marvin C. Blough	-	-	-	-	-
Robert B. Knauff	64,422	-	120,100	-	529,375
Frederick M. Gonzalez	-	-	-	-	-

(1)	Reflects participation by Mr. Medeiros, Mr. Selvi, and Mr. Knauff in the DCP. Such amounts are reported as compensation to such NEO in the Summary Compensation Table set forth above.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, the following non-employee directors were members of our Compensation Committee: David W. Garrison, Clark H. Masters and John C. Shoemaker. Mr. Masters succeeded Mr. Garrison as chair of the Committee effective June 11, 2009. None of these directors has at any time been an officer or employee of SonicWALL. None of SonicWALL’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on SonicWALL’s Board or Compensation Committee.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	19,581,358	$7.45	1,431,770	(3)
Equity compensation plans not approved by security holders (4)	126,260	$5.34	374,689
Total	19,707,618	$7.44	1,806,459

(1)
The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 334,933 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2009, including (i) 41,030 shares issuable upon exercise of options assumed in our merger with Phobos Corporation in November 2000; (ii) 1,179 shares issuable upon exercise of options assumed in our acquisition of Ignyte Technology, Inc. in March 2001; (iii) 30,000 shares issuable upon exercise of options assumed in our acquisition of RedCreek Communications, Inc. in October 2001; (iv) 38 shares issuable upon exercise of options assumed in our acquisition of Lasso Logic, Inc. in November 2005; (v) 7,942 shares issuable upon exercise of options assumed in our acquisition of MailFrontier, Inc. in February 2006; and (vi) 254,744 shares issuable upon exercise of options assumed in our acquisition of Aventail Corporation in July 2007.

(2)	These plans include (i) our 1998 Plan and our 1994 Stock Option Plan, (ii) our 1999 Employee Stock Purchase Plan, and (iii) our 2008 Plan.
(3)	Includes 938,126 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2009.
(4)
Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new hires from RedCreek Communications and options that have been issued to new hires under the 2008 Inducement Plan as adopted by the Board in June 2008.

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized, as set forth in our Corporate Governance Principles, that related party transactions can present a heightened risk of potential or actual conflicts of interest that may create the appearance that decisions by our company are based on considerations other than the best interests of our company and our shareholders. As a result, the Board prefers to avoid related party transactions.

The Board has delegated to the Audit Committee the responsibility to review related party transactions. The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. The Committee may approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interests of our company and our shareholders. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of SonicWALL;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•
any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee of our company or beneficial owner of more than 5% of our common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

In fiscal year 2009, our company employed Ms. Kelly Blough, the spouse of Marvin Blough, as a part-time contractor in its investor relations department. Payments made to Ms. Blough in fiscal year 2009 were $135,045. She did not participate in any of our company’s equity, incentive or benefit programs. In the opinion of management, the terms of the agreement with Ms. Blough are as favorable to our company as those which could have been obtained from unrelated third parties at the time of the execution of the agreement.

The Audit Committee reviewed and ratified this transaction.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2009 in a timely fashion.

No Incorporation by Reference

In our company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Shareholder Proposals—2011 Annual Meeting

Shareholders may present proposals for action at a future meeting if they comply with SEC rules and SonicWALL’s Bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Shareholder Proposals” in this Proxy Statement. If you would like a copy of the requirements contained in our Bylaws, please contact SonicWALL, Inc., 2001 Logic Drive, San Jose, California 95124, Attention: Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 without charge by sending a written request to SonicWALL, Inc, 2001 Logic Drive, San Jose, California 95124, Attention: Investor Relations. The annual report is also available online at www.sonicwall.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit committee with respect to our company’s audited financial statements for the fiscal year ended December 31, 2009. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that our company specifically incorporates such information by reference in such filing.

The Audit Committee of the Board serves as the representative of the Board for general oversight of our financial accounting and public reporting process, appointing the registered independent public accounting firm, reviewing the services performed by our company’s independent registered public accounting firm and its internal audit department, and reviewing our system of internal control, our audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for the preparation of our financial statements and our public reporting process. Armanino McKenna LLP, our company’s independent auditors for fiscal year 2009, is responsible for expressing an opinion on the conformity of our company’s fiscal year 2009 audited financial statements to generally accepted accounting principles and on management’s assessment of the effectiveness of our company’s internal controls over financial reporting. In addition, Armanino McKenna LLP expressed its own opinion on the effectiveness of our company’s internal controls over financial reporting in our annual report on Form 10-K filed with the SEC on March 5, 2010.

During fiscal year 2009, at its regularly scheduled meetings, the Audit Committee met with senior members of our company’s financial management team and held separate private sessions with our company’s chief financial officer, general counsel, independent auditors, and the director of internal audit, at which discussions took place regarding financial management, legal, accounting, auditing, and internal controls issues. The Audit Committee also reviewed our company’s ethical compliance program, including our company’s Code of Business Conduct.

The Audit Committee is composed of four members: Charles D. Kissner, Charles W. Berger, Carl A. Thomsen and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and the National Association of Securities Dealers. All members of the Audit Committee are financially literate and have accounting or related financial management expertise. In this context, the Audit Committee hereby reports as follows in connection with the audited financial statements for the fiscal year ended December 31, 2009:

1.           The Audit Committee reviewed and discussed with management and Armanino McKenna LLP the audited financial statements for the year ended December 31, 2009, management’s assessment of the effectiveness of our company’s internal controls over financial reporting, and Armanino McKenna LLP’s evaluation of our company’s internal control over financial reporting.

2.           The Audit Committee has discussed with Armanino McKenna LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.           The Audit Committee has received and reviewed the written disclosures and the letter from Armanino McKenna LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Armanino McKenna’s communications with the Audit Committee concerning independence, and has discussed such matters related to independence with Armanino McKenna LLP.

4.           The Audit Committee reviewed our company’s quarterly and annual financial reports on Form 10-Q and Form 10-K prior to filing with the SEC.

5.           In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Our Form 10-K for the fiscal year ended December 31, 2009 was filed with the SEC on March 5, 2010.

Edward F. Thompson, Chairman
Charles W. Berger
Charles D. Kissner
Carl A. Thomsen

OTHER MATTERS

Discretionary Authority

The 2010 annual meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the annual meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2010 annual meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2010 annual meeting, and the deadline for submitting proposals for the 2010 annual meeting occurred on December 30, 2009. If any other matters are properly presented at the 2010 annual meeting, it is the intention of the persons named as proxies to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez
Vice President, General Counsel and Corporate Secretary
Dated: April 29, 2010
San Jose, California

APPENDIX A

SONICWALL, INC.

2010 EQUITY INCENTIVE PLAN

1. Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Shares as the Administrator may determine.

2. Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Shares as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a  change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(g) “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means SonicWALL, Inc., a California corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)  “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system.  If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Full-Value Awards” means a Restricted Stock, Restricted Stock Unit or Performance Share award granted hereunder.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd) “Plan” means this 2010 Equity Incentive Plan.

(ee)  “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg)  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Service Provider” means an Employee, Director, or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(kk) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(ll) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is two million five hundred thousand (2,500,000) Shares plus any Shares subject to stock options or similar awards granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and Shares subject to Full-Value Awards granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan that are forfeited to or repurchased by the Company due to their failure to vest, with the maximum number of Shares to be added to the Plan equal to five million (5,000,000) Shares.  The Shares may be authorized, but unissued, or reacquired Common Stock.  Of the authorized Share pool, no more than two million five hundred thousand (2,500,000) Shares may be granted subject to Incentive Stock Options over the Plan term.

(b) Full Value Awards.  Any Shares subject to Full-Value Awards will be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto.Further, if Shares covered by any such Award are forfeited or repurchased by the Company due to their failing to vest and would otherwise return to the Plan pursuant to Section 3(c) (including pursuant to Full-

Value Awards that were granted under the 1998 Stock Option Plan or 2008 Equity Incentive Plan), two (2) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Company due to its failure to vest, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan.  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units or Performance Shares are repurchased by the Company or are forfeited to the Company due to their failure to vest, such Shares will become available for future grant under the Plan.  Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vi) to modify or amend each Award (subject to Section 19(c) of the Plan); provided, however, that the Administrator shall not have the authority to extend the term of an Option or Stock Appreciation Right to more than seven years from the initial grant date;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(viii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(ix) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(b) Term of Option.  The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than seven (7) years from the date of grant thereof.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.  In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) No Repricing.  The exercise price for an Option may not be reduced without the consent of the Company’s stockholders.  This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, Stock Appreciation Right, cash or other Award.

(iv) Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant).  Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment.  In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination.  A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option.  Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) No Repricing.  The exercise price for a Stock Appreciation Right may not be reduced without the consent of the Company’s stockholders.  This shall include, without limitation, a repricing of the Stock Appreciation Right as well as a Stock Appreciation Right exchange program whereby the Participant agrees to cancel an existing Stock Appreciation Right in exchange for an Option, Stock Appreciation Right, cash or other Award.

(g) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

(iii) At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.

8. Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.  Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance

Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.  Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as  a Service Provider), or any other basis determined by the Administrator in its discretion.  After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.  Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Shares.

(a) Grant of Performance Shares.  Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Value of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as  a Service Provider), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Share.

(e) Form and Timing of Payment of Performance Shares.  Payment of earned Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period).

(f) Cancellation of Performance Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Performance Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(h) Performance Goals.   The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units and Performance Shares may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”).  As determined by the Administrator, the Performance Goals for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude or include any items otherwise includable or excludable under GAAP or under IASB Principles including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h)  revenue, (i) stock price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, (x) total stockholder return, or (y) objective employee metrics. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable).  The Performance Goals may differ from participant to participant and from Award to Award.

11. Leaves of Absence; Transfer Between Locations.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event may an Award be transferred to a third party for value.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).  The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Tax Withholding

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan.  Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

21. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

SONICWALL, INC.
2001 Logic Drive
San Jose, CA 95124

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To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors
Nominees

01 Charles W. Berger 02 David W. Garrison 03 Charles D. Kissner 04 Matthew Medeiros 05 Clark H. Masters
06 John C. Shoemaker 07 Cary H. Thompson 08 Edward F. Thompson 09 Carl A. Thomsen

The Board of Directors recommends you vote FOR the following proposal(s):

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000067112_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

SONICWALL, INC.
2001 Logic Drive
San Jose, CA 95124

The undersigned hereby appoints Matthew Medeiros and Frederick M. Gonzalez, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. held of record by the undersigned on April 23, 2010 at the Annual Meeting of Shareholders to be held on June 17, 2010 and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED HEREIN, "FOR" PROPOSALS 2 AND 3, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side

0000067112_2 R2.09.05.010